2009 Ontario Budget

                           CHAPTER II

                           ONTARIO'S ECONOMIC OUTLOOK
                           AND FISCAL PLAN

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Section A: Overview

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     ---------------------------------------------------------------------------------------------------------------
     2009 Budget — Numbers at a Glance                                                                    Table 1
     ---------------------------------------------------------------------------------------------------------------
     Ontario's Economy:                                  Provincial Finances:
     ---------------------------------------------------------------------------------------------------------------
     ---------------------------------------------------------------------------------------------------------------
     Projected Real GDP Growth, 2009              (2.5%) 2008-09 Interim Deficit                       $3.9 billion
     Avg. Private-Sector Growth, 2009             (2.4%) 2009-10 Revenue Plan                         $96.0 billion
     Projected Real GDP Growth, 2010               2.3%  2009-10 Expense Plan                        $108.9 billion
     Jobs since October 2003                    325,700  2009-10 Reserve                               $1.2 billion
     Real GDP (2008 above 2003)                   10.3%  Debt(1)-to-GDP Ratio (2003-04)                       25.2%
     Real Disposable Income (2008 above 2003)     17.9%  Debt-to-GDP Ratio (2008-09)                          18.4%
     ---------------------------------------------------------------------------------------------------------------
     (1) Debt is defined as accumulated deficit.
     ---------------------------------------------------------------------------------------------------------------

     This  chapter  presents  the  outlook  for  the  Ontario  economy  and  the government's fiscal plan.

[Chart 1, bar graph: Ontario Real GDP]

     The  global  economic  outlook  has  deteriorated  significantly  in recent months.  The U.S.  economy  —  critically  important to Ontario as the destination  for most of its exports  —  is in the midst of one of its deepest  downturns.  Ontario is not immune to these broader  forces and the current recession is expected to persist through the first half of 2009.

     Growth in the global  economy is expected  to resume  within the next year, mainly due to the  aggressive  fiscal  and  monetary  actions  of  national governments  and central  banks  around the world.  The Ontario  economy is expected  to follow the same  recovery  pattern as the U.S.  economy,  with growth in Ontario  expected to resume during the latter half of 2009 and to gain momentum in 2010 and 2011.

[Chart 2, bar graph: Ontario's Fiscal Plan]

     Recognizing the economic challenges facing Ontario, the government chose to reaffirm its commitment to provide and protect key public services.  Taking into account the impact of the sudden and unexpected global downturn on the economic and revenue outlook,  the Province is currently  projecting a $3.9 billion deficit in 2008-09. In response to the downturn,  the government is committed  to  protecting  and creating  jobs,  as well as investing in key priority  areas,  while  holding the average  annual growth in core program expense at 3.6 per cent,  compared to 3.8 per cent projected revenue growth between  2008-09 and  2011-12.  As a result,  the  Province  is  projecting steadily declining  deficits of $14.1 billion in 2009-10,  $12.2 billion in
     2010-11 and $9.7 billion in 2011-12, and a balanced budget by 2015-16.

--------------------------------------------------------------------------------
Section B: 2008-09 Interim Fiscal Performance

     Over two years  ago,  the  government  recognized  the  challenging  global
     economic   environment   facing  the  province  and  took  action   through
     investments in skills,  infrastructure and business tax cuts.  Furthermore, in  response to the sudden and  unexpected  deterioration  of the  economic environment  in the fall of 2008, the  government  took immediate  steps to continue its responsible management of the Province's finances. Since then, the  Ontario  economy has  continued  to  experience  the effects of global
     economic  challenges,   resulting  in  significant  revenue  declines.  The
     government is now projecting a $3.9 billion deficit in 2008-09.

--------------------------------------------------------------------------------
2008-09 In-Year Fiscal Performance                        Table 2
($ Millions)
--------------------------------------------------------------------------------
                           Budget Plan        Interim        In-Year
                                                              Change
                         -------------- -------------- --------------
Revenue                         96,920         93,427         (3,493)
Expense
   Programs                     87,279         88,463          1,184
   Interest on Debt              8,891          8,854            (37)
                         -------------- -------------- --------------
Total Expense                   96,170         97,317          1,147
Reserve                            750              -           (750)
                         -------------- -------------- --------------
Surplus/(Deficit)                    0         (3,890)        (3,890)
--------------------------------------------------------------------------------

     Changes in the  2008-09  fiscal  outlook  are  primarily  driven by revenue declines of $3.5  billion,  a decrease of 3.6 per cent from the 2008 Budget forecast.  Total expense,  however, has been held to growth of only 0.8 per cent compared to 2007-08, and only 1.2 per cent higher than the 2008 Budget forecast —  reflecting the government's commitment to contain spending
     while   protecting  key  public  services  during  this  time  of  economic uncertainty.

     The $750 million reserve was used to offset the effects of slower economic growth on the Province's fiscal outlook.

     Ontario's 2008-09 deficit relative to the size of its economy is one of the lowest of the industrialized  jurisdictions impacted by the global economic crisis.  This underscores the  government's  commitment to protect jobs and encourage  growth  while  continuing  to  prudently  manage the  Province's finances.

     These  interim  results  for  2008-09  are  based on the  best  information available as of early March 2009.  Given the preliminary  nature of interim forecasts,  these  projections  are  subject to change.  Actual  Provincial revenue and expense will be presented in the 2008-09 Public Accounts.

[Chart 3, line graph: Accumulated]

     Consistent    with   the   Province's    fiscal    performance   and   with
     slower-than-anticipated  gross domestic product (GDP) growth this year, the
     Province's accumulated deficit-to-GDP ratio is forecast at 18.4 per cent in
     2008-09, down from 25.2 per cent in 2003-04.

IN-YEAR REVENUE PERFORMANCE

     Total revenue in 2008-09 is estimated to be $93,427 million, $3,493 million or 3.6 per cent lower than the 2008 Budget forecast.  This is mainly due to weaker economic growth in 2008 and 2009 than projected in the 2008 Budget.

-----------------------------------------------------------------------------------------------------------------
Summary of Revenue Changes Since 2008 Budget                                                          Table 3
($ Millions)
-----------------------------------------------------------------------------------------------------------------
                                                                                                         Interim
                                                                                                         2008-09
                                                                                    -------------- --------------
Taxation Revenue
   Corporations Tax                                                                        (3,736)
   Personal Income Tax                                                                        403
   Land Transfer Tax                                                                         (292)
   Retail Sales Tax                                                                           247
   Electricity Payments-in-Lieu of Taxes                                                      216
   All Other Taxes                                                                           (370)
                                                                                    --------------
                                                                                                          (3,532)

Government of Canada                                                                                         108

Income from Government Business Enterprises
   Ontario Power Generation Inc. and Hydro One Inc.                                          (315)
   Ontario Lottery and Gaming Corporation                                                     123
   All Other Government Business Enterprises                                                  (21)
                                                                                    --------------
                                                                                                            (213)

Other Non-Tax Revenue                                                                                        144
                                                                                    -------------- --------------
Total Revenue Change                                                                                      (3,493)
-----------------------------------------------------------------------------------------------------------------

     Revenue Changes

     Highlights of key 2008-09 revenue changes from the 2008 Budget forecast are as follows:

     o    Corporations  Tax (CT)  revenues are  estimated  to be $3,736  million below the 2008  Budget  mainly  due to the  ongoing  global  financial crisis and weaker 2008 corporate  profit  growth.  Lower revenues from processing of 2007 tax returns also contributed to the CT shortfall.

     o    Personal  Income Tax (PIT)  revenues are  estimated to be $403 million above the 2008 Budget  projection  mainly due to higher  revenues from processing  2007 tax returns,  and wages and  salaries and  employment growth in 2008.  This more than offsets the  negative  impact of lower wages and salaries  growth in 2009 and the decrease in certain  income components such as capital gains income.

     o    Land  Transfer  Tax (LTT)  revenues  are  estimated to be $292 million below the 2008 Budget due mostly to the sharper-than-expected  decline in housing resale volumes and prices in 2008.

     o    Retail Sales Tax (RST) revenues are estimated to be $247 million above the 2008 Budget, reflecting consumer spending that remained reasonably robust  through most of 2008 before the global  economic and financial crisis affected consumer spending.

     o    Electricity  Payments-In-Lieu of Taxes (PILs) are estimated to be $216 million  above  the 2008  Budget  projection,  largely  due to  higher
          payments  from  Ontario  Power   Generation   (OPG)  as  a  result  of
          better-than-expected  operational performance.  The negative impact on
          OPG net income of losses in OPG's  nuclear  funds does not affect PILs since losses in the funds are not deductible for tax purposes.

     o    All Other Taxes revenues are estimated to be $370 million lower due to weaker-than-expected  economic conditions,  including lower Mining Tax revenues as global commodity prices fell sharply in 2008-09, and lower
          Gasoline  and Fuel Tax  revenues  due to  economic  weakness  and high gasoline  and  diesel  pump  prices  during  the first  half of fiscal
          2008-09.

     o    Government of Canada  transfers are estimated to be $108 million above forecast.  This is largely due to the $150  million  federal  payments related to  corporate  tax  harmonization  being  recorded  in 2008-09 rather than in 2007-08.  Funding under the Canada  Health  Transfer is estimated  to be $55  million  above  forecast,  mainly due to a lower estimated Ontario share of the Canada-wide tax base in 2008,  boosting
          Ontario's share of federal  funding.  The increase in federal transfer payments is partially  offset by  lower-than-projected  infrastructure program  payments and slightly  lower  funding under the Canada Social
          Transfer.

     o    Net Income from  Government  Business  Enterprises  is projected to be
          $213 million below the 2008 Budget  forecast.  The combined net income of Hydro One Inc. and OPG is  estimated  to be $315 million  below the
          2008 Budget  forecast,  largely due to losses in OPG's  nuclear  funds
          arising  from   lower-than-expected   financial  market   performance,
          partially  offset by  improved  operational  performance.  The Ontario
          Lottery  and Gaming  Corporation  experienced  higher  revenue  due to better-than-projected  performance across all major lines of business.
          Net income of all other government business enterprises, including the
          Liquor  Control Board of Ontario,  was slightly  below the 2008 Budget projection.

     o    Other  Non-Tax  Revenue is expected to be $144 million  above the 2008
          Budget forecast,  largely due to  higher-than-projected  recoveries of prior-year  expenditures,  power  sales and other fees,  licences  and permits.  These  increases are partially  offset by lower revenue from royalties,  sales and  rentals  and the  Electricity  Debt  Retirement
          Charge.  Revenue  from power sales  reflects  current  contracts  with non-utility  generators and is fiscally  neutral as it is fully offset by higher  expenses  from Ontario  Electricity  Financial  Corporation
          (OEFC) power purchases from non-utility generators.

IN-YEAR EXPENSE PERFORMANCE

     Total expense in 2008-09 is currently  projected to be $97,317 million,  an increase of $1,147 million, or 1.2 per cent, from the 2008 Budget forecast.
     This  increase  primarily  reflects the  government's  continued  action to protect key public services.

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Summary of Expense Changes Since 2008 Budget                                                          Table 4
($ Millions)
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                                                                                                         Interim
                                                                                                         2008-09
                                                                                                 ----------------
Program Expense Changes
   Health                                                                                                  274.5
   Children's and Social Services/Social Housing                                                           259.7
   Education                                                                                               143.2
   Infrastructure and Transportation                                                                       142.2
   Justice                                                                                                 125.1
   Other Program Expense Changes                                                                           239.7
                                                                                                 ----------------
Total Program Expense Changes                                                                            1,184.4
Interest on Debt Savings                                                                                   (37.0)
                                                                                                 ----------------
Total Expense Changes                                                                                    1,147.4
-----------------------------------------------------------------------------------------------------------------

     Expense Changes

     Highlights of key 2008-09 expense changes from the 2008 Budget forecast are as follows:

     o    Health  expense  increased by $274.5  million,  primarily  due to $540 million in additional  funding for the Ontario  Health  Insurance Plan
          (OHIP) program to address  higher-than-planned  utilization  increases and the impact of the new Ontario Medical Association (OMA) agreement.
          The OHIP  funding  increase  was  partially  offset by  savings in the
          Ontario  Drug  programs,  public  health and other  Provincial  health programs.

     o    Children's and Social  Services/Social  Housing expense increased by a net $259.7  million,  largely to support the  delivery of programs for the  vulnerable,  including  social  assistance  and child  protection services.

     o    Education expense increased by a net $143.2 million,  largely due to a
          $279.9  million  increase to support  salary  increases  for education sector  staff that were  planned  for in the 2008  Budget to be offset from the Contingency Fund. Sector savings include higher-than-expected education  property  taxes,  as  well  as  the  expenditure  restraint measures  announced  in the 2008 Ontario  Economic  Outlook and Fiscal
          Review,   which  deferred  less  urgent  school  capital   improvement
          projects.

     o    Infrastructure and transportation expense increased by $142.2 million, primarily due to increased  funding for audits and retrofits under the
          Home Energy Savings Program,  changes in the timing of  transportation infrastructure  projects,  additional  spending on  enhanced  driver's licence initiatives and road safety legislation introduced in the fall of 2008.

     o    Justice  expense  increased  by  $125.1  million,  primarily  for  the
          Criminal Injuries  Compensation  Board,  community safety,  and public inquiries.

     o    Other program  expense  increased by a net $239.7  million in 2008-09, reflecting  the balance of changes in program  expense.  These include increases in the expenses of various  consolidated  organizations,  as well as Ontario Electricity Financial Corporation power purchases from non-utility  generators.  The increase in power purchase  expense from contracts  with  non-utility  generators is fiscally  neutral as it is fully  offset by higher  revenues  from  power  sales.  The  Operating
          Contingency Fund has been maintained at $250.0 million.

     o    Interest on Debt expense,  at $8,854.0 million, is $37.0 million lower than the 2008 Budget  Plan.  This amount  reflects the impact of lower interest rates and cost-effective management of the borrowing program, partially offset by an increase in borrowing  primarily to finance the deficit.

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Section C: Ontario's Economic Outlook

OVERVIEW

     This  section  outlines  Ontario's  current  macroeconomic  outlook,  which underlies the fiscal plan. The Ministry of Finance's key economic  planning assumptions  are  below  the  average  private-sector  forecasts  that were available when the economic assumptions were finalized on March 13, 2009.

     Ontario's economy has been impacted by the global economic downturn,  which includes a recession in the United States, and heightened  financial-market turbulence.

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Ontario Economic Outlook                                                                              Table 5
(Per Cent)
------------------------ ---------- ---------- ---------- ---------- --------- ----------- ---------- ----------
                              2004       2005       2006       2007      2008       2009p      2010p      2011p
                         ---------- ---------- ---------- ---------- --------- ----------- ---------- ----------
Real GDP Growth                2.6        2.8        2.6        2.3    (0.4e)       (2.5)        2.3        3.3
Nominal GDP Growth             4.7        4.0        4.3        4.5      1.7e       (2.4)        3.6        4.7
Employment Growth              1.7        1.3        1.5        1.6       1.4       (2.0)        0.8        1.6
CPI Inflation                  1.9        2.2        1.8        1.8       2.3         0.4        1.9        2.0
----------------------------------------------------------------------------------------------------------------
e = estimate; p = Ministry of Finance planning projection.
Sources: Statistics Canada and Ontario Ministry of Finance.
----------------------------------------------------------------------------------------------------------------

     An  unusual  degree of  uncertainty  remains  regarding  the  outlook.  The strength and timing of the Ontario recovery largely depend on the depth and duration of the current global economic downturn.

     The Ministry of Finance outlook  includes a 2.5 per cent decline in Ontario real gross domestic  product (GDP) in 2009.  Real GDP declined in late 2008 and is  expected  to fall in the  first  two  quarters  of 2009.  Growth is expected to resume during the second half of 2009 and  strengthen  over the next few years, with real GDP growth rates for planning purposes of 2.3 per cent in 2010  and 3.3 per  cent in  2011.  Resumed  U.S.  economic  growth, government  efforts  to  provide  jobs for  today and for the  future,  low interest  rates and  actions  taken to improve  the  functioning  of global credit  markets are  expected to bring about the mid-2009  turnaround.  Job creation is expected to pick up, with 161,000 net new jobs expected  during
     2010 and 2011.

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ONTARIO AUTO INDUSTRY FACING SIGNIFICANT CHALLENGES

     The auto sector is an  important  part of the Ontario  economy,  generating investments  and  providing  numerous  jobs  in  many  communities  in  the province.  A vibrant and  competitive  auto sector will remain an important part of Ontario's industrial mix in the future.

     Ontario's  auto  industry is being hard hit by the sharp decline in demand, with  Ontario's  exports  of autos and parts  dropping  by 22.8 per cent in
     2008. The auto industry  accounted for about 3.7 per cent of Ontario GDP in
     2008,  down from 6.1 per cent in 1999. The industry  employed about 150,000
     Ontarians in 2008,  accounting for 2.3 per cent of total  employment,  down from a peak of 3.5 per cent in 2002. The Ontario auto sector is expected to see continued challenges throughout 2009. According to the latest Blue Chip
     Economic  Indicators,  U.S.  light  vehicle sales are expected to fall from
     13.2 million units in 2008 to 10.3 million units in 2009. This represents a decline of 22.0 per cent,  and  forecasts  range from a low of 8.6  million units to a high of 12.5 million units.

     There are  prospects  for a recovery in the Ontario auto sector after 2009.
     According to Blue Chip  Economic  Indicators,  vehicle  sales in the United
     States  are  expected  to rebound  to 12.3  million  units in 2010 and 14.0 million units in 2011.
-------------------------------------------------------------------------------------------------------------------

     Ontario Affected by the Global Economic Downturn

[Chart 4, bar graph: G7 Economic Growth]

     Ontario is experiencing the impact of a sudden synchronized slowdown in the global  economy.  All G7 economies  are now in a  recession,  with real GDP contracting sharply in the fourth quarter of last year and further declines expected in the first half of 2009. According to Consensus Economics, world growth is expected  to decline by 1.6 per cent in 2009,  compared to growth of 2.0 per cent in 2008.  This would be the biggest decline since World War
     II. All G7 economies are expected to post a decline in output in 2009.  The contraction is increasingly affecting emerging-market  countries. China and other emerging  economies are  experiencing  lower exports due to declining demand.

[Chart 5, bar graph: G7 Economic Growth]

     Several  factors are expected to support the recovery in the global economy and result in strengthening  economic growth.  Significant  fiscal stimulus measures at the national level and lower interest rates will boost business and household spending globally.  Actions to stabilize the financial sector should  allow  global  credit  conditions  to  improve.  This will  improve confidence  and  increase  the  availability  of credit to  businesses  and consumers. Global growth is expected to rebound to 2.1 per cent in 2010.

     Recent Ontario Economic Developments

     Weaker  U.S.  and global  demand,  particularly  for autos,  combined  with ongoing global  financial-market  turbulence is having a negative impact on economic activity in Ontario.  These developments have resulted in declines in net exports,  higher  unemployment  and slower growth in both income and consumer spending.

     Ontario  real GDP  fell by an  estimated  0.4 per  cent in 2008,  following modest  growth of 2.3 per cent in 2007.  The main drag on growth  was lower export volumes —  largely autos —  which fell more than seven per cent in  2008.  Imports  also  declined  —  again  largely  reflecting declines in auto-related  imports — but at a slower pace than exports.
     As a result,  Ontario's  international  and  interprovincial  trade balance deteriorated significantly in 2008, falling from a surplus of $12.4 billion in 2007 to a deficit of $743 million in 2008.

[Chart 6, bar graph: Widespread Job]

     Ontario's economic performance weakened in the fall of 2008, reflecting the turbulence in global financial markets and a U.S. recession.  Real consumer spending  fell by an  estimated  1.0 per cent in the  fourth  quarter.  The housing  market also weakened  through the end of 2008 and into early 2009.
     Housing  starts  declined by 9.5 per cent in the fourth quarter of 2008 and by a  further  25.0 per cent in the  first  two  months  of 2009.  Sales of existing  Ontario  homes dropped 23.6 per cent in the final quarter of 2008 and by a further 4.5 per cent in January.

     Following  a  relatively  modest  decrease  in the fourth  quarter of 2008,
     Ontario employment has declined further in the past two months,  falling by
     71,000 net jobs in January and 35,000 in February. As a result, the Ontario unemployment  rate rose to 8.7 per cent in  February,  from 7.2 per cent in
     December 2008.

     Private-Sector Forecasts

     The  Ministry of Finance  surveys  private-sector  forecasts  to  determine appropriate  planning  assumptions.  Due to the rapid  deterioration of the global economic  situation,  private-sector  forecasters have revised their projections down significantly in recent months. Private-sector forecasters are, on average, calling for Ontario real GDP to decline by 2.4 per cent in
     2009. Only a few forecasters  provide quarterly forecasts but the ones that do expect the economy to  contract  for at least  three  quarters,  with an average  peak-to-trough  decline of 3.3 per cent. Forecasters expect growth to improve  in 2010,  but there is a wide  range of views.  The  Conference
     Board of Canada is the most optimistic,  calling for growth of 3.6 per cent in 2010, while Desjardins Group is the most  pessimistic,  expecting growth of only 1.0 per cent.

     ----------------------------------------------------------------------------------------------------------------
     Private-Sector Forecasts for Ontario Real GDP Growth                                                  Table 6
     (Per Cent)
     ---------------------------------------------------------------------- ------------- ------------- -------------
                                                                                    2009          2010          2011
                                                                            ------------- ------------- -------------
     Conference Board of Canada (February)                                         (1.2)           3.6           4.1
     IHS Global Insight (February)                                                 (2.9)           2.5           3.8
     Centre for Spatial Economics (February)                                       (1.2)           3.4           2.5
     University of Toronto (February)                                              (2.1)           3.4           3.8
     RBC Financial Group (March)                                                   (1.9)           2.4             -
     Scotiabank Group (March)                                                      (2.9)           1.4             -
     TD Bank Financial Group (March)                                               (2.7)           1.2             -
     Desjardins Group (March)                                                      (3.3)           1.0             -
     BMO Capital Markets (March)                                                   (2.9)           2.1             -
     CIBC World Markets (March)                                                    (2.5)           2.0             -
     ---------------------------------------------------------------------- ------------- ------------- -------------
     Private-Sector Survey Average                                                 (2.4)           2.3           3.6
     Ontario's Planning Assumption                                                 (2.5)           2.3           3.3
     ----------------------------------------------------------------------------------------------------------------
     Sources: Ontario Ministry of Finance and Ontario Ministry of Finance Survey of Forecasts (March 13, 2009).
     ----------------------------------------------------------------------------------------------------------------

     To ensure reasonable and accountable economic projections,  the Ministry of
     Finance consults extensively with private-sector  forecasters.  The Ontario
     Economic   Forecast   Council  was   established  as  part  of  the  Fiscal
     Transparency   and   Accountability   Act,   2004  to  provide   advice  on
     macroeconomic  forecasts  and  assumptions.  The council  members are Peter
     Dungan from the  University  of Toronto,  Glen Hodgson from the  Conference
     Board of Canada,  Ernie  Stokes from the Centre for Spatial  Economics  and
     Dale Orr.  The  Minister  of Finance  met with  Council  members  and other private-sector  forecasters  in the process of  preparing  the 2009 Budget.
     Council  members were asked to review the  Ministry of  Finance's  economic assumptions  in February 2009. The members who were able to respond to this request  provided  letters stating that the forecast was reasonable,  as of
     February 27, 2009.  Subsequent  revisions to private-sector  forecasts have been reflected in Ontario's planning outlook up to March 13, 2009, the date the economic assumptions for the Budget were finalized.

     External Factors Affecting Ontario's Growth

     Ontario's  economic outlook is heavily  influenced by external factors such as U.S. economic growth,  oil prices, the Canadian dollar exchange rate and interest rates.  Private-sector  forecasts for these factors are summarized in the table below.

   ----------------------------------------------------------------------------------------------------------------
   External Variables                                                                                    Table 7
   Private-Sector Forecast
   ----------------------------------------------------------------------------------------------------------------
                                                         2009                   2010                  2011
                                                   Low    Avg.    High    Low    Avg.   High    Low    Avg.   High
                                                ------- ------- ------- ------ ------- ------ ------ ------- ------
   U.S. Real GDP Growth (Per Cent)                (3.4)   (2.6)   (1.4)  (0.2)    1.9    3.5    1.4     3.4    6.3
   Crude Oil ($US per Barrel)                     36.2    44.5    55.0   35.3    60.0   82.5   34.9    61.9   90.0
   Canadian Dollar (Cents US)                     75.4    79.5    83.5   77.6    84.8   94.3   78.2    87.5   94.3
   Three-Month Treasury Bill Rate (Per Cent)       0.3     0.6     1.4    0.4     1.1    2.9    2.1     3.1    4.3
   10-Year Government Bond Rate (Per Cent)         2.5     2.9     3.7    2.6     3.3    4.1    3.5     4.4    4.9
   ----------------------------------------------------------------------------------------------------------------
   Sources: Bank of Canada, Blue Chip Economic Indicators (March 2009) and Ontario Ministry of Finance Survey of
   Forecasts (March 13, 2009).
   ----------------------------------------------------------------------------------------------------------------

     The U.S. Economy

     The U.S.  economy  is in the  midst  of one of the  deepest  recessions  on record.  The  financial  crisis  that began in the U.S.  subprime  mortgage market escalated in the fall of 2008,  creating  further credit  tightening and increasing global financial-market  volatility.  Housing starts and new home sales have reached all-time lows, while existing home sales and prices continue to decline.  Foreclosure rates for residential  mortgages continue to climb,  leading to a further tightening in bank lending  standards.  Job losses and tighter  credit  conditions  have led to  reductions in consumer spending,  particularly  on  durable  goods such as autos.  Businesses  are reporting  difficulty  gaining  access to credit to finance  investment and maintain  working  capital.  In response to the  deteriorating  outlook and ongoing financial-market turbulence, the Federal Reserve lowered its target for its key policy rate from 5.25 per cent in September  2007 to a range of zero to 0.25 per cent currently.  The U.S.  government has injected capital into many U.S. banks through its Troubled Asset Relief Plan (TARP), and the
     Federal Reserve has increased  liquidity into the financial  system.  These actions  are  helping  improve  credit  flows,  but credit  markets  remain strained and it will take some time before they return to normal.

     The U.S.  government  has taken  strong  steps to lift the  economy  out of recession,  including  passing the American  Recovery and Reinvestment Act.
     The stimulus package includes  infrastructure  spending,  personal tax cuts for lower- and  middle-income  households,  business  tax cuts  designed to boost investment, as well as additional transfers to state governments. The
     U.S. Treasury has also introduced the Homeowner Affordability and Stability
     Plan that will reduce  mortgage  payments for many consumers as well as the number  of  home  foreclosures.  With  U.S.  housing  construction  now  at extremely low levels,  inventories  of unsold houses  should  decrease.  As inventories are pared down, housing starts and house prices are expected to stabilize.  The eventual  stabilization  and  recovery of the U.S.  housing market should help credit conditions return to normal.

     As it will take time for these initiatives to take effect, the U.S. economy is expected to decline through the first half of 2009, with consumption and business investment continuing to contract and exports weakening.  Overall,
     U.S.  GDP is expected to decline by 2.6 per cent in 2009.  As the  economic recovery takes hold, growth is expected to improve to 1.9 per cent in 2010.
     However,  an unusually large degree of uncertainty  remains surrounding the outlook,  particularly the ultimate size and timing of the recovery.  It is unclear when the U.S.  housing  market will  stabilize and how long it will take for credit  conditions  to improve.  There is a wide range of views on the U.S.  outlook,  with forecasts for growth in 2009 ranging from a low of
     -3.4 per cent to a high of -1.4 per cent. The range of outcomes for 2010 is even wider, with growth ranging from -0.2 per cent to 3.5 per cent.

     Oil Prices

[Chart 7, line graph: Crude Oil]

     Crude oil prices have declined sharply, from a record daily high of $145 US per barrel in July 2008 to below $34 US per barrel in February 2009, a drop of more than 75 per cent in just seven months —  the sharpest  decline on record.  The dramatic  downturn of the U.S. and world  economies has put downward  pressure on oil demand and  prices.  The plunge in oil prices has prompted the  Organization of the Petroleum  Exporting  Countries (OPEC) to
     cut its  production,  and oil companies to cancel or postpone their capital investments in oil exploration and development, reducing future oil supply.
     As a result,  production may be unable to respond quickly to meet increased demand  once global  growth  picks up steam,  contributing  to a rebound in prices.  Private-sector forecasters, on average, expect oil prices to climb from $45 US per  barrel in 2009 to $60 US per barrel in 2010 and $62 US per barrel in 2011.  There is a wide range of views on oil  prices,  reflecting uncertainty about demand conditions and available supply.

     Canadian Dollar

[Chart 8, line graph: Canadian]

     The  Canadian  dollar  depreciated  sharply  against  the U.S.  dollar last
     October,  dipping  below  77.0  cents  US  in  mid-March,   reflecting  the
     heightened  financial-market  turmoil and dramatic  deterioration in global growth prospects,  as well as falling  commodity prices.  Other currencies, including  the euro  and  British  pound,  also  depreciated  significantly against the U.S. dollar in the last year. Private-sector forecasters expect the dollar to average 79.5 cents US in 2009, with forecasts  ranging from a low of 75.4 cents US to a high of 83.5 cents US. As oil and other commodity prices are  expected  to rise in 2010,  this will once again  place  upward pressure on the dollar.  Private-sector  forecasters  project the  Canadian dollar will average 84.8 cents US in 2010 and 87.5 cents US in 2011.

     Interest Rates and Credit Conditions

[Chart 9, line graph: Mortgage and Prime Loan]

     Interest  rates have been  lowered by central  banks around the world since the financial turmoil  intensified last autumn.  The Bank of Canada has cut the overnight  interest rate target by 400 basis points since December 2007 to a  current  historic  low of 0.5 per cent.  The Bank of Canada  has also taken a number of extraordinary steps to provide liquidity to the financial
     market,   including  extending  the  duration  of  its  loans  to  eligible institutions and expanding the type of collateral it accepts.  In addition, since the fall of 2008 the federal  government has agreed to put in place a number of programs to help ease the tension in financial markets, including the purchase of up to $125 billion in insured  mortgage pools from Canadian financial  institutions through the Canada Mortgage and Housing Corporation
     (CMHC) and the provision of a guarantee for banks'  borrowings  through the
     Canadian Lenders Assurance Facility.

     Although central government  interest rates are at record lows, the fall in interest  rates for central  government  debt has not been fully matched by declines in interest  rates for  businesses,  consumers and other levels of government.  The prime  lending  rate,  which  influences  a broad range of consumer loan rates,  has declined by 375 basis points since December 2007.
     Over this period,  the one-year  mortgage  rate has  decreased by 270 basis points  and the  five-year  mortgage  rate by 160  basis  points.  Canadian household  credit  continues  to grow at a pace well  above the  historical average, but the pace of activity has slowed.  Canadian businesses have had difficulty  accessing  capital markets for financing,  and have had to rely more on bank  lending.  However,  the Bank of Canada's  Senior Loan Officer
     Survey reported ongoing  tightening in both the pricing and availability of credit.

[Chart 10, line graph: Canadian Business Lending]

     Interest rates are expected to remain low throughout the year and rise over
     the  medium  term.  Private-sector   forecasters  project  the  three-month
     treasury  bill rate will  average  0.6 per cent in 2009,  down from 2.3 per cent in 2008,  and the 10-year  Government of Canada bond rate will average
     2.9 per  cent,  down  from 3.6 per cent.  As  global  financial  conditions improve and growth  resumes,  interest  rates are  projected  to rise.  The three-month  treasury  bill rate is expected to increase to 1.1 per cent in
     2010 and 3.1 per cent in 2011. The 10-year  Government of Canada bond yield is forecast to climb to 3.3 per cent in 2010 and 4.4 per cent in 2011.

     Impacts of Changes in Key Assumptions on Ontario Real GDP Growth

     As  summarized  in the  following  table,  there  is a wide  range of views regarding  the future  path of the key  external  factors  influencing  the
     Ontario economy.  In the past year, oil prices and the Canadian dollar have experienced  record  swings in values.  The ongoing  volatility in exchange rates and financial  markets  reflects the  heightened  uncertainty  in the rapidly  changing  global economic  outlook.  The following table shows the typical  range for the first-  and  second-year  impacts of these  external factors on Ontario real GDP growth. These estimates are based on historical relationships  and  illustrate  the upper and lower  limits for the average response.  They show the  implications  of  changes in key  assumptions  in isolation  from  changes to other  external  factors.  The  combination  of changing  circumstances  can also have a substantial  bearing on the actual outcome.

     ----------------------------------------------------------------------------------------------------------------
     Impacts of Changes in Key Assumptions on Ontario Real GDP Growth(1)                                   Table 8
     (Percentage Point Increase)
     ----------------------------------------------------------------------------------------------------------------
                                                                                    First Year           Second Year
     Canadian Dollar Depreciates by Five Cents US                                   0.1 to 0.8            0.5 to 1.2
     World Crude Oil Prices Decrease by $10 US per Barrel(2)                        0.1 to 0.3            0.1 to 0.3
     U.S. Real GDP Growth Increases by One Percentage Point                         0.3 to 0.7            0.4 to 0.8
     Canadian Interest Rates Decrease by One Percentage Point                       0.1 to 0.5            0.2 to 0.6
     ----------------------------------------------------------------------------------------------------------------

     (1)  Impacts based on changes being sustained.  The estimated impacts shown in the table are most applicable to small changes in key  assumptions.
          Very  large  shocks  are  likely  to have  less  predictable  effects,
          particularly   due  to  their  potential   impact  on  confidence  and
          expectations.

     (2)  The impact  estimates for lower world oil prices  reflect the positive effect  of  lower  oil  prices  on  Ontario  alone,  and  exclude  the stimulative  impact  on  U.S.  and  rest-of-world  economic  activity.
          Source: Ontario Ministry of Finance.

     ----------------------------------------------------------------------------------------------------------------

     Ontario Economy Expected to Rebound in 2010 and 2011

     Ontario's economy is expected to recover as financial  conditions  continue to improve and fiscal  actions to provide jobs take hold.  Exports are also expected to recover  next year,  reflecting  the  competitive  value of the
     Canadian dollar and a rebound in the U.S. economy.

[Chart 11, bar graph: Ontario Real GDP]

     Due to the global  economic  downturn,  Ontario's  economy is  expected  to remain  weak  throughout  the first half of 2009.  For the year as a whole, real GDP is expected  to decline by 2.5 per cent,  because  resumed  growth during  the  latter  half of the year will only  partially  offset  reduced output during the first half.

     The biggest  drag on  Ontario's  economy in 2009 is expected to be exports, which are  projected to decline by 9.7 per cent.  The decline in exports is occurring worldwide,  reflecting the  interconnectivity of trade and weaker global demand.  Business investment in both machinery and equipment as well as commercial  and industrial  construction  is expected to weaken in 2009, reflecting falling corporate profits, the weak economic climate and tighter lending  conditions.  Lower profits and sales are expected to lead to a two per cent decline in employment and an increase in the unemployment  rate to
     8.8 per cent in 2009. Consumer spending is expected to fall by 0.6 per cent in 2009 due to declining employment,  lower consumer confidence and reduced personal  wealth due to lower stock and home prices.  Inflation is expected to remain low over the forecast  horizon.  Ontario's  consumer  price index
     (CPI)  inflation rate is expected to fall to 0.4 per cent in 2009, from 2.3 per cent in 2008,  reflecting  lower oil prices and weak  domestic  demand.
     Inflation  is  expected to average 1.9 per cent in 2010 and 2.0 per cent in
     2011.  The number of home  resales is expected to decline by 25 per cent in
     2009. As the inventory of unsold homes remains higher than normal,  housing prices  are  projected  to  soften.  New home  construction  is also  being affected by weak demand and tighter credit conditions,  with housing starts expected to fall to 50,000.

     The  recovery is expected to begin in the latter half of 2009,  with growth resuming  at a  strengthening  pace over 2010 and  2011,  led by  improving global economic  conditions — most importantly,  resumed growth in the
     U.S.  economy.  Improving  U.S.  demand  should  lead to a  turnaround  for
     Ontario's  exports in 2010 and 2011.  As economic  growth  strengthens  and corporate profits rebound, businesses are expected to take advantage of low financing  costs to expand  operations  and upgrade  their  technology  and equipment.  As economic growth rebounds,  job creation will resume. In 2010 and 2011,  161,000 net new jobs are  expected to be created.  Job  creation will contribute to stronger  income and spending in 2010 and 2011.  Housing activity  is expected to recover in 2010 as  confidence  rebounds,  incomes improve and households take advantage of low interest rates.

     Ontario's Longer-Term Economic Outlook

[Chart 12, line graph: Ontario Real]

     The economy tends to return to long-run trend GDP after a recession. During economic  downturns,  demand  falls  faster than  supply,  resulting  in an unintentional  buildup in  inventories.  Businesses  are then forced to cut back production,  reduce employment and scale back investment plans, all of
     which  lead  to  lower  labour  income  and  reduced  household   spending.
     Particularly hard hit are housing,  cars,  furniture and other large-ticket items where purchasing  decisions can be delayed.  As a result,  prices for these items soften.

     Eventually during a downturn,  inventories are run down and businesses need to replenish  stocks. As well, prices for big-ticket items reach a point at which the improved  affordability leads a rebound in household spending. As population  increases,  the demand for housing and other durable items such as autos and furniture outpaces the inventory of supply,  leading to firmer prices,  an  increase in housing  construction  and  accelerating  sales of durable  goods such as autos and  furniture.  All of these  factors lead to increased employment and income, fuelling stronger spending and investment.
     In addition, since households and businesses are cautious,  innovations are not adopted as quickly  during  downturns.  As the economic  recovery takes hold, new products and processes are introduced and demand accelerates.

     Past experience  indicates that Ontario has always  recovered from economic downturns  and  returned  to  long-term  trend  real GDP  growth.  The 1982 recession  was  followed  by very strong real GDP growth of 4.5 per cent in
     1983 and 7.9 per cent in 1984 —  a recovery to long-term  trend GDP in two years. The economy recovered less quickly from the recession of 1990 to
     1992.  Real GDP growth  averaged 4.0 per cent over the 1993 to 1999 period, resulting in the economy recovering to trend GDP in seven years. The fiscal recovery plan outlined in this Budget is based on the  assumption  that the
     Ontario  economy will recover to trend GDP in 2015-16,  with Ontario's real
     GDP growth  averaging 3.8 per cent and nominal GDP growth averaging 5.6 per cent over the 2012 to 2016 period.

     In recent  recessions,  the Bank of Canada  has  helped  boost the  economy
     through   downturns  by  lowering   interest  rates.  This  helps  generate
     investment  and  spending  activity  by  lowering  the  cost of  borrowing.
     However,  with the Bank of Canada's  key policy rate  currently  near zero, there is an increased  need for  governments to support  economic  activity through  fiscal  action.  This action  helps  support  demand for goods and services  and helps  generate  a recovery  in  employment  and  investment.
     Actions being taken by the Ontario  government to stimulate the economy are outlined  in Chapter  I:  Confronting  the  Challenge:  Building  Ontario's
     Economic Future.

     Details of the Ontario Economic Outlook

     The  following  table shows  details of the Ministry of Finance's  economic outlook for 2009 to 2011.

----------------------------------------------------------------------------------------------------------------
The Ontario Economy, 2006 to 2011                                                                     Table 9
(Per Cent Change)
----------------------------------------------------------------------------------------------------------------
                                                      Actual                             Projected
                                        ------------------------------------ -----------------------------------
                                           2006        2007         2008        2009         2010        2011
                                        ----------- ------------ ----------- ----------- ------------- ---------
Real Gross Domestic Product                2.6          2.3        (0.4e)      (2.5)         2.3         3.3
   Personal Consumption                    3.5          3.8         3.0e       (0.6)         1.8         2.4
   Residential Construction                0.9          2.0        (1.0e)      (7.0)         0.7         1.5
   Non-residential Construction            10.3        14.1        (0.5e)      (6.1)         3.5         4.0
   Machinery and Equipment                 9.0          7.8        (1.0e)      (9.0)         4.3         5.9
   Exports                                 0.6          0.9        (7.4e)      (9.7)         3.0         4.0
   Imports                                 2.9          3.8        (3.8e)      (8.4)         3.1         3.3
Nominal Gross Domestic Product             4.3          4.5         1.7e       (2.4)         3.6         4.7
Other Economic Indicators
   Retail Sales                            4.1          3.9         3.3        (1.0)         3.8         4.0
   Housing Starts (000s)                   73.4        68.1        75.1        50.0         55.0        65.0
   Personal Income                         5.3          5.2         4.1e        0.6          3.6         4.6
   Labour Income                           5.0          4.7         4.2e        0.3          3.2         4.2
   Corporate Profits                       5.9         (0.4)       (4.5e)     (24.8)         9.5         8.2
   Consumer Price Index                    1.8          1.8         2.3         0.4          1.9         2.0
Labour Market
   Employment                              1.5          1.6         1.4        (2.0)         0.8         1.6
   Job Creation (000s)                      95          101          94        (135)          54         107
   Unemployment Rate (per cent)            6.3          6.4         6.5         8.8          8.9         8.2
----------------------------------------------------------------------------------------------------------------
e = estimate.
Sources: Statistics Canada, Canada Mortgage and Housing Corporation and Ontario Ministry of Finance.
----------------------------------------------------------------------------------------------------------------

     Comparison to the 2008 Ontario Budget

     Ontario's  real GDP declined by 0.4 per cent in 2008 —  1.5 percentage points lower than the Ministry of Finance's 2008 Budget  forecast.  Nominal
     GDP rose by 1.7 per cent — 1.1 percentage points lower than the Budget
     forecast.   The  labour  market  performed  better  than  projected,   with
     employment  growing by 1.4 per cent — 0.4 percentage  points above the
     Budget forecast and resulting in 26,000 more jobs than expected —  and labour income growth was 4.2 per cent in 2008 — 0.8 percentage  points higher than the Budget forecast.  Corporate profits,  however,  were weaker than expected, declining by 4.5 per cent — 8.5 percentage points below the Budget forecast.

     Forecasts for growth in 2009 and 2010 are lower than  projected at the time of the 2008 Budget, reflecting significant deterioration in global economic conditions.  Real GDP growth has been revised down 4.6 percentage points in
     2009 and 0.4 percentage points in 2010. Nominal GDP has been lowered by 6.3 percentage  points  in 2009 and 1.0  percentage  point in 2010.  Growth  in labour income and retail  sales,  key revenue  drivers,  is projected to be lower than in the 2008  Budget.  Corporate  profits are expected to decline sharply in 2009 and rebound in 2010; however,  the level of profits in both
     2009 and 2010 is lower than expected in the 2008 Budget.

     ----------------------------------------------------------------------------------------------------------------
     Changes in Key Economic Forecast Assumptions,                                                        Table 10
     2009 Budget Compared to 2008 Budget (Per Cent Change)
     ----------------------------------------------------------------------------------------------------------------
                                                  2008                        2009                     2010
                                       ---------------------------- ------------------------- -----------------------
                                          2008                          2008         2009        2008        2009
                                         Budget         Actual         Budget       Budget      Budget      Budget
                                       ------------ --------------- ------------- ----------- ----------- -----------
     Real Gross Domestic Product           1.1          (0.4e)          2.1         (2.5)        2.7         2.3
     Nominal Gross Domestic Product        2.8           1.7e           3.9         (2.4)        4.6         3.6
     Retail Sales                          3.4           3.3            3.7         (1.0)        4.1         3.8
     Housing Starts (000s)                64.0          75.1           63.0         50.0        66.0        55.0
     Personal Income                       3.1           4.1e           4.0          0.6         4.4         3.6
     Labour Income                         3.4           4.2e           3.9          0.3         4.1         3.2
     Corporate Profits                     4.0          (4.5)           4.9        (24.8)        4.5         9.5
     Employment                            1.0           1.4            1.1         (2.0)        1.3         0.8
     Job Creation (000s)                   68             94             76         (135)         87          54
     Key External Variables
     Crude Oil ($ US per Barrel)          85.0          99.6           80.0         47.3        80.0        55.5
     U.S. Real Gross Domestic Product      1.7           1.1            2.6         (2.6)        2.8         1.9
     Canadian Dollar (Cents US)           100.0         93.7           98.0         80.0        98.0        85.0
     3-month Treasury Bill Rate            3.3           2.3            3.8          0.6         4.5         1.1
     10-year Government Bond Rate          3.9           3.6            4.5          2.9         5.2         3.3
     ----------------------------------------------------------------------------------------------------------------
     e = estimate.
     Sources: Statistics Canada, Canada Mortgage and Housing Corporation, Bank of Canada, New York Mercantile
     Exchange, U.S. Bureau of Economic Analysis, Blue Chip Economic Indicators and Ontario Ministry of Finance.
     ----------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
Section D: Ontario's Revenue Outlook

     The  medium-term  revenue  forecast  is based on the  Ministry  of  Finance economic  outlook and reflects the estimated  impacts of government  policy decisions.  Total  revenues are projected to increase at an annual  average rate of 3.8 per cent from 2008-09 to 2011-12.

  ----------------------------------------------------------------------------------------------------------------
  Summary of Medium-Term Outlook                                                                       Table 11
  ($ Billions)
  -------------------------------------------------- --------------- ---------------- ----------------------------
                                                            Interim             Plan              Outlook
  Revenue                                                   2008-09          2009-10       2010-11        2011-12
                                                     --------------- ---------------- ------------- --------------
  Taxation Revenue                                             65.4             64.9          68.6           71.8
     Personal Income Tax                                       25.6             25.2          25.0           26.1
     Sales Tax(1)                                              17.5             17.6          21.0           22.9
     Corporations Tax                                           8.6              8.5           8.8            8.4
     Ontario Health Premium                                     2.8              2.8           2.9            3.1
     All Other Taxes                                           11.0             10.7          11.0           11.4
  Government of Canada                                         16.6             19.2          23.0           20.5
  Income from Government Business Enterprises                   3.9              4.3           4.5            4.8
  Other Non-Tax Revenue                                         7.5              7.6           7.6            7.4
  -------------------------------------------------- --------------- ---------------- ------------- --------------
  Total Revenue                                                93.4             96.0         103.6          104.4
  ----------------------------------------------------------------------------------------------------------------
  (1) Includes temporary restrictions on input tax credits on businesses On 2010-11 and 2011-12.
  Note: Numbers may not add due to rounding.
  Source: Ontario Ministry of Finance.
  ----------------------------------------------------------------------------------------------------------------

     -------------------------------------------------------------------------------------------------------------
     REFORMING ONTARIO'S TAX SYSTEM

     The total tax package proposed in this Budget, net of federal  transitional assistance of $4.3 billion,  would reduce  Ontario  revenue by $2.3 billion over four years.
     -------------------------------------------------------------------------------------------------------------

     Personal  Income Tax (PIT)  revenue is  projected to decline in 2009-10 and
     2010-11,  mainly due to the impact of  measures  proposed  in this  Budget.
     These  tax  measures  are  outlined  in detail in  Chapter  III:  Reforming
     Ontario's Tax and Pension  Systems.  The underlying PIT revenue base growth forecast is  consistent  with the  economic  outlook for wages and salaries growth.  The PIT revenue  base tends to grow at a faster rate than  incomes due to the progressive structure of the tax system.

         ----------------------------------------------------------------------------------------------------------------
         Personal Income Tax Revenue Outlook                                                                  Table 12
         ($ Billions)
         ------------------------------------------------------ ---------------- ------------- --------------------------
                                                                        Interim          Plan             Outlook
                                                                        2008-09       2009-10       2010-11      2011-12
                                                                ---------------- ------------- ------------- ------------
         Total Projected Revenue                                           25.6          25.2          25.0         26.1
         Measures Included in Total(1)                                        -          (0.3)         (2.0)        (2.4)
         Adjustments for Prior Years                                        0.5             -             -            -
         ------------------------------------------------------ ---------------- ------------- ------------- ------------
         Base Revenue(2)                                                   25.0          25.5          27.0         28.6
         Base Revenue Growth (Per Cent)                                     3.3           1.7           5.8          5.9
         Wages and Salaries Growth (Per Cent)                               4.2           0.3           3.2          4.2
         ----------------------------------------------------------------------------------------------------------------
         1    Represents  the  incremental  revenue impact of all tax measures, announced previously and in this update, relative to their impact on revenue in 2008-09.
         2    "Total  projected  revenue"  less the impact of tax  measures  or other  one-time  factors  such as  prior-year  adjustments.  Base revenue reflects the impact of underlying macroeconomic factors.
         Note: Numbers may not add due to rounding.
         ----------------------------------------------------------------------------------------------------------------

     This Budget  introduces  a proposal to replace the Retail  Sales Tax with a new  value-added  sales  tax  starting  on July  1,  2010.  For a  detailed discussion,  see Chapter III: Reforming  Ontario's Tax and Pension Systems.
     After  adjusting for this and other tax  measures,  total sales tax revenue base growth is consistent with the underlying growth in consumer spending.

-----------------------------------------------------------------------------------------------------------------
Sales Tax Revenue Outlook                                                                            Table 13
($ Billions)
------------------------------------------------------------- ------------- ------------ ------------------------
                                                                   Interim         Plan            Outlook
                                                                   2008-09      2009-10      2010-11     2011-12
                                                              ------------- ------------ ------------ -----------
Total Projected Retail Sales Tax (RST)                                17.5         17.6          4.7           -
Total Projected New Sales Tax                                            -            -         16.3        22.9
Measures Included in Total(1)
   New Sales Tax Measures                                                -            -          1.7         2.2
   Temporary Restriction of Input Tax Credits for Businesses             -            -          0.9         1.3
   Other                                                                 -          0.1          0.1         0.1
------------------------------------------------------------- ------------- ------------ ------------ -----------
RST Base Revenue(2)                                                   17.5         17.5         18.4        19.3
RST Base Revenue Growth (Per Cent)                                     2.8          0.5          4.6         5.3
Nominal Consumption Growth (Per Cent)                                  4.6          0.1          3.3         4.1
-----------------------------------------------------------------------------------------------------------------
1    Represents the  incremental  revenue impact of all tax measures,  announced previously  and in this  update,  relative  to their  impact on  revenue in
     2008-09.
2    "Total projected revenue" less the impact of tax measures or other one-time factors such as prior-year adjustments. Base revenue reflects the impact of underlying macroeconomic factors.
Note: Numbers may not add due to rounding.
-----------------------------------------------------------------------------------------------------------------

     Corporations  Tax (CT)  revenues  are  projected to decline over the medium term, largely due to the impact of measures proposed in this Budget.  These tax measures are  discussed in detail in Chapter III:  Reforming  Ontario's
     Tax and Pension  Systems.  After  adjusting  for tax  measures and one-time revenue  impacts in 2008-09,  CT revenue base growth is consistent with the outlook for  corporate  profits.  The one-time  revenue  impacts in 2008-09 include an adjustment for variances from estimates in past Public  Accounts and the expectation  that much of the 2008-09  shortfall is attributable to writedowns and income losses related to the global financial crisis.

-----------------------------------------------------------------------------------------------------------------
Corporations Tax Revenue Outlook                                                                     Table 14
($ Billions)
------------------------------------------------------------- ------------- ------------ ------------------------
                                                                   Interim         Plan            Outlook
                                                                   2008-09      2009-10      2010-11     2011-12
                                                              ------------- ------------ ------------ -----------
Total Projected Revenue                                                8.6          8.5          8.8         8.4
Measures Included in Total(1)
   2009 Budget Measures                                                  -         (0.1)        (0.7)       (1.6)
   All Previous Measures                                                 -         (0.2)        (0.8)       (1.1)
Adjustments for Prior Years                                           (0.8)           -            -           -
Other One-Time Impacts                                                (1.6)           -            -           -
------------------------------------------------------------- ------------- ------------ ------------ -----------
Base Revenue(2)                                                       11.0          8.9         10.3        11.1
Base Revenue Growth (Per Cent)                                        (3.6)       (19.4)        16.2         7.6
Corporate Profit Growth (Per Cent)                                    (4.5)       (24.8)         9.5         8.2
-----------------------------------------------------------------------------------------------------------------
1    Represents the  incremental  revenue impact of all tax measures,  announced previously and in this fiscal  update,  relative to their impact on revenue in 2008-09.
2    "Total projected revenue" less the impact of tax measures or other one-time factors such as prior-year adjustments. Base revenue reflects the impact of underlying macroeconomic factors.
Note: Numbers may not add due to rounding.
-----------------------------------------------------------------------------------------------------------------

     The  Ontario  Health  Premium  (OHP)  forecast  is based on the outlook for employment  and  personal  income,  both of which begin to recover in 2010.
     Ontario  Health  Premium  revenues  are  projected to increase by an annual average of 3.2 per cent over the forecast period,  roughly  consistent with the outlook for personal incomes.

     The  forecast  for All Other Taxes is  projected  to decline in 2009-10 and then increase  moderately,  reflecting  the economic  outlook  discussed in
     Section C:  Ontario's  Economic  Outlook.  The  forecast is developed on an item-by-item  basis. For example,  the forecast for Gasoline and Fuel Taxes is based on the outlook for  gasoline  and diesel pump  prices,  disposable income, and real gross domestic product (GDP) growth. The forecast reflects estimated impacts of all previously  announced  measures and those proposed in this Budget as  discussed in Chapter III:  Reforming  Ontario's  Tax and
     Pension Systems.

     The  forecast  for  Government  of Canada  transfers  is based on  existing federal-provincial funding arrangements.  The outlook includes funding from the new  infrastructure  and  training  initiatives  announced  in the 2009 federal budget. Equalization payments, the Canada Health Transfer (CHT) and the Canada  Social  Transfer  (CST) are all  projected  to  increase in the medium term according to their respective funding formulas and the forecast for demographic,  economic and government fiscal information applied in the formulas.  Also included in this outlook are federal transition payments to
     Ontario in moving to a single  sales tax.  This is  discussed  in detail in
     Chapter III: Reforming Ontario's Tax and Pension Systems.

     The forecast for Income from  Government  Business  Enterprises is based on information provided by each of these government enterprises. Revenues from government  enterprises are projected to increase by $0.9 billion, or at an annual average rate of 6.9 per cent,  from 2008-09 to 2011-12.  Net incomes from Ontario Power  Generation (OPG) and Hydro One Inc. (HOI) are projected to increase,  primarily due to expected new  generation,  transmission  and distribution  investments  coming into service.  The projected  increase in
     Ontario Lottery and Gaming  Corporation  (OLG) net income is largely due to planned strategic initiatives and expansions at a number of facilities. Net
     Income of the  Liquor  Control  Board of  Ontario  (LCBO) is  projected  to decrease in 2009-10 due to the economic  downturn before resuming growth in
     2011-12.

     The forecast for Other Non-Tax Revenue is based on information  provided by government ministries and provincial agencies. Between 2008-09 and 2011-12,
     other  non-tax   revenues  are  projected  to  decrease  by  $0.1  billion.
     Reimbursements  from   municipalities   decline  due  to  the  government's
     previously  announced  decision  to upload the  municipal  share of Ontario
     Disability  Support  Program  and  Ontario  Drug  Benefit  costs.  This  is partially offset by projected  increases in Sales and Rentals;  Other Fees,
     Licences and Permits; and Miscellaneous revenues.

-----------------------------------------------------------------------------------------------------------------
Summary of Medium-Term Revenue Changes Since 2008 Budget                                             Table 15
($ Billions)
-----------------------------------------------------------------------------------------------------------------
                                                                                Interim       Plan       Outlook
                                                                                2008-09      2009-10     2010-11
                                                                            ------------ ------------ -----------
Slower Economic Growth                                                            (1.4)        (6.1)       (5.2)
Past-Year Tax Return Processing - Ongoing                                         (0.3)        (0.4)       (0.5)
Past-Year Tax Return Processing - One Time                                        (0.4)         0.0         0.0
Corporations Tax, Financial Markets - One Time                                    (1.6)         0.0         0.0
Tax Policy Measures                                                               (0.0)        (0.3)       (0.1)
2009 Federal Budget                                                               (0.0)         2.1         2.1
Equalization                                                                       0.0          0.3         0.7
Federal Transition Payment                                                         0.0          0.0         3.0
Other Changes                                                                      0.2         (0.2)       (0.1)
--------------------------------------------------------------------------- ------------ ------------ -----------
Total Revenue Changes                                                             (3.5)        (4.6)       (0.1)
--------------------------------------------------------------------------- ------------ ------------ -----------
Note: Numbers may not add due to rounding.
-----------------------------------------------------------------------------------------------------------------

     The medium-term  forecast for total revenues is lower in each year compared to the 2008 Budget.

     The  deterioration  in the  economic  growth  outlook  in 2008 and over the forecast period  significantly  lowers revenues over the 2008-09 to 2011-12 period. The economic outlook is discussed in detail in Section C: Ontario's
     Economic Outlook.

     Since the 2008 Budget, processing of PIT and CT past years' tax returns has lowered the estimated 2007-08 revenue base upon which growth is applied for
     2008-09 and beyond.  In addition,  there is a one-time net revenue decrease in 2008-09 because variances from past Public Accounts are picked up in the current year.

     Much of the shortfall in 2008-09  Corporations Tax revenues is attributable to  writedowns  and other  income  losses  related to the global  financial crisis.

     New tax measures announced since the 2008 Budget are discussed in detail in
     Chapter III: Reforming Ontario's Tax and Pension Systems.

     The net impact of measures  announced in the 2009 federal budget  increases revenues over the medium term. This includes new funding for infrastructure and training that boosts revenues, particularly in 2009-10 and 2010-11, and changes to the CHT funding formula.  This is partially offset by the impact of tax measures announced in the 2009 federal budget.

     Since the 2008 Budget, Ontario has qualified under the Equalization program to receive a payment of $0.3  billion in 2009-10,  and is  projected  to be entitled  to receive  $0.7  billion in  2010-11.  This is largely  due to a
     decline  in  Ontario's   fiscal  capacity   relative  to  other  provinces,
     particularly  with  respect to resource  revenues.  Under the  Equalization program,  entitlements  are based on a three-year  weighted  average of the
     Province's fiscal capacity  relative to all of Canada,  using data that are lagged by two years. For example, Ontario's 2010-11 entitlement is based on data from the federal  government for 2006-07 and 2007-08,  and projections for 2008-09.

     As part of moving to a single sales tax, Ontario would receive transitional payments  from the  federal  government  in 2010-11  and  2011-12.  This is discussed in detail in Chapter  III:  Reforming  Ontario's  Tax and Pension
     Systems.

     Other  changes  result in a net  reduction in the revenue  outlook over the forecast period.  The 2008 Budget assumed that the federal government would continue to fund  previously  announced  time-limited  transfers at 2008-09 levels.  This  assumption  is no longer  being made,  given  other  funding announced in the 2009  federal  budget.  This revenue  decline is partially offset by higher  miscellaneous  Non-Tax  Revenue.  Also  included in other changes are increased revenues due to tax audit and collection improvements being implemented, beginning in 2009-10.

RISKS TO THE REVENUE OUTLOOK

     There is currently an unusual  degree of  uncertainty  regarding  Ontario's
     economic  and  revenue   outlook  given  the  global   economic   slowdown,
     particularly in the United States,  and ongoing turmoil in global financial markets. This section highlights some of the key sensitivities and risks to the  fiscal  plan that  could  arise from  unexpected  changes in  economic conditions. These estimates are only guidelines and actual results can vary depending on the composition and  interaction of the various  factors.  The risks are those  that could have the most  material  impact on the  largest revenue sources.  There is a broader range of additional risks that are not included  because  they are  either not as  material  or are  difficult  to quantify.  For example,  Income from Government  Enterprises,  representing roughly  four per cent of total  revenues,  could be affected by changes in each business's particular business environment; for instance, by economic, market,  policy and  regulatory  developments.  Likewise,  the  outlook for
     Government  of Canada  transfers  is  subject  to future  negotiations  and legislation.

---------------------------------------------------------------------------------------------------------------------
Selected Economic and Revenue Risks and Sensitivities                                                    Table 16
---------------------------------- ----------------------------------- ----------------------------------------------
Item/Key Components                2009-10 Assumption                  2009-10 Sensitivities
---------------------------------- ----------------------------------- ----------------------------------------------
Total Revenues
-  Real GDP                        2.5 per cent decline in 2009        $725 million revenue change for each
-  GDP Deflator                    0.1 per cent increase in 2009       percentage point change in real GDP growth.
                                                                       Can vary significantly, depending on
                                                                       composition and source of changes in GDP growth.
---------------------------------- ----------------------------------- ----------------------------------------------
Total Taxation Revenues
-  Revenue Base(1)                 2.8 per cent decline in 2009-10     $470 million revenue change for each percentage
-  Nominal GDP                     2.4 per cent decline in 2009        point change in nominal GDP growth. Can vary
                                                                       significantly, depending on composition and
                                                                       source of changes in GDP growth.

---------------------------------- ----------------------------------- ----------------------------------------------
Personal Income Tax (PIT) Revenues
-  Revenue Base                    1.7 per cent growth in 2009-10

Key Economic Assumptions
-  Wages and Salaries              0.3 per cent growth in 2009         $314 million revenue change for each
                                                                       percentage point change in wages and
                                                                       salaries growth.

-  Employment                      2.0 per cent decline in 2009

-  Unincorporated Business Income  2.7 per cent growth in 2009         $31 million revenue change for each
                                                                       percentage point change in unincorporated
                                                                       business income growth.
Key Revenue Assumptions
-  Net Capital Gains Income        42.0 per cent decrease in 2009      $10 million revenue change for each
                                                                       percentage point change in net capital gains
                                                                       income growth.

-  RRSP Deductions                 0.9 per cent growth in 2009         $16 million revenue change in the opposite
                                                                       direction for each percentage point change
                                                                       in RRSP deductions growth.

-  2008 Tax-Year Assessments(2)    $23.7 billion                       $237 million revenue change for each
                                                                       percentage point change in 2008 PIT
                                                                       assessments.(3)

-  2007 Tax-Year and Prior         $1.3 billion                        $13 million revenue change for each
   Assessments(2)                                                      percentage point change in 2007 and prior
                                                                       PIT assessments.(3)
---------------------------------- ----------------------------------- ----------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Selected Economic and Revenue Risks and Sensitivities
---------------------------------------------------------------------------------------------------------------------
Item/Key Components                                  2009-10 Assumption                2009-10 Sensitivities
---------------------------------------------------- --------------------------------- ------------------------------
Retail Sales Tax Revenues
-  Revenue Base                                      0.5 per cent growth in 2009-10

Includes:
-  Taxable Household Spending                        0.6 per cent growth in 2009-10
-  Other Taxable Spending                            0.3 per cent growth in 2009-10

Key Economic Assumptions
-  Retail Sales                                      1.0 per cent decline in 2009
-  Nominal Consumption Expenditure                   0.1 per cent growth in 2009       $110 million revenue change
                                                                                       for each percentage point
                                                                                       change in nominal
                                                                                       consumption expenditure
                                                                                       growth.
---------------------------------------------------- --------------------------------- ------------------------------
Corporations Tax Revenues
-  Revenue Base                                      19.4 per cent decline in 2009-10

-  Corporate Profits                                 24.8 per cent decline in 2009     $65 million revenue change
                                                                                       for each percentage point
                                                                                       change in pre-tax corporate
                                                                                       profit growth.

-  2008-09 Tax Assessment Refunds(4)                 $2.6 billion payable in 2009-10   $26 million revenue change
                                                                                       in the opposite direction
                                                                                       for each percentage point
                                                                                       change in 2008-09 refunds.(3)

-  2008-09 Tax Payments upon Filing(4)               $0.9 billion receivable in        $9 million revenue change
                                                        2009-10                        for each percentage point
                                                                                       change in 2008-09 payments
                                                                                       upon filing.(3)

-  2008-09 Tax Assessment Payments(4)                $1.2 billion receivable in        $12 million revenue change
                                                        2008-09 and 2009-10            for each percentage point
                                                                                       change in 2008-09 assessment
                                                                                       payments.(3)
---------------------------------------------------- --------------------------------- ------------------------------
Employer Health Tax Revenues
-  Revenue Base                                      0.2 per cent growth in 2009-10

-  Wages and Salaries                                0.3 per cent growth in 2009       $40 million revenue change
                                                                                       for each percentage point
                                                                                       change in wages and salaries
                                                                                       growth.
---------------------------------------------------- --------------------------------- ------------------------------
Ontario Health Premium (OHP) Revenues
-  Revenue Base                                      1.4 per cent growth in 2009-10

-  Personal Income                                   0.6 per cent growth in 2009       $26 million revenue change
                                                                                       for each percentage point
                                                                                       change in personal income
                                                                                       growth.

-  2008 Tax-Year Assessments                         $2.6 billion                      $26 million revenue change
                                                                                       for each percentage point
                                                                                       change in 2008 OHP
                                                                                       assessments.
---------------------------------------------------- --------------------------------- ------------------------------

---------------------------------------------------------------------------------------------------------------------
Selected Economic and Revenue Risks and Sensitivities
---------------------------------------------- ------------------------------------ ---------------------------------
Item/Key Components                            2009-10 Assumption                   2009-10 Sensitivities
---------------------------------------------- ------------------------------------ ---------------------------------
Gasoline Tax Revenues
-  Revenue Base                                0.3 per cent growth in 2009-10
-  Gasoline Pump Prices                        86.0 cents per litre in 2009         $4 million revenue change in
                                                                                    the opposite direction for each
                                                                                    cent per litre change in
                                                                                    gasoline pump prices.
---------------------------------------------- ------------------------------------ ---------------------------------
Fuel Tax Revenues
-  Revenue Base                                1.9 per cent growth in 2009-10
-  Real GDP                                    2.5 per cent decline in 2009         $5 million revenue change for
                                                                                    each percentage point change in
                                                                                    real GDP growth.
---------------------------------------------- ------------------------------------ ---------------------------------
Land Transfer Tax Revenues
-  Revenue Base                                16.2 per cent decline in 2009-10
-  Housing Resales                             25.0 per cent decline in 2009        $12 million revenue change for
                                                                                    each percentage point change in
                                                                                    both the number and prices of
                                                                                    housing resales.
-  Resale Prices                               8.0 per cent decline in 2009
---------------------------------------------- ------------------------------------ ---------------------------------
Canada Social Transfer(5)
- Ontario Population Share                     38.9 per cent in 2009-10             $11 million revenue change for
                                                                                    each tenth of a percentage
                                                                                    point change in population
                                                                                    share.
---------------------------------------------------------------------------------------------------------------------
1    Revenue base is revenue  excluding the impact of measures,  adjustments for past Public Accounts estimate variances and other one-time factors.
2    Ontario 2008 Personal Income Tax (PIT) is a forecast  estimate because 2008 tax returns are yet to be assessed by the Canada Revenue  Agency.  Some tax amounts for 2007 and prior  years are also yet to be assessed in 2009,  and estimates of these amounts are included in the revenue outlook.
3    Any  changes  in  the  2008  or  prior-year  PIT   assessments  or  2008-09
     Corporation Tax revenues will have an effect on 2009-10  revenues through a change in the revenue base upon which that year's growth is applied.
4    Corporations  Tax  revenues  for 2008-09 are still  subject to  uncertainty because a high proportion of corporations  have until June 30, 2009 to file their 2008 tax  returns  and much of the  activity  that  arises  from that
     (payments on filing,  refunds,  assessment  payments) will occur after this
     Budget.
5    2009-10  sensitivities for Canada Health Transfer and Equalization  amounts are not  included  in the  table  as these  amounts  are  fixed by  federal legislation.
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Section E: Ontario's Medium-Term Expense Outlook

     The  Province's  total  expense  outlook  is  projected  to grow from $97.3 billion in 2008-09 to $112.9 billion by 2011-12.

     Total  program  spending is  projected  to increase  from $88.5  billion in
     2008-09  to  $101.9  billion  in  2011-12,   reflecting  the   government's
     commitment  to  preserve  vital  services  and to protect  and create  jobs through focused and timely  investments in areas such as infrastructure and skills training.

     o    Total  health  sector  spending is  proposed  to  increase  from $40.7 billion in 2008-09 to $47.4 billion in 2011-12.  The  government  will continue to support  essential  programs  such as the  Ontario  Health
          Insurance Plan (OHIP) and the Ontario Drug programs,  while  investing strategically to continue  transforming the health care sector to meet the needs of Ontarians.

     o    Total  education  sector  spending,  including  the net expense of the
          Province's school boards,  will increase by $2.1 billion,  or 15.6 per cent,  from $13.3  billion in  2008-09  to $15.4  billion in  2011-12, primarily  due to  increased  Provincial  grants to  school  boards to support improved student achievement,  as well as salary increases for education  sector staff that were planned for in the 2008 Budget to be offset from the Contingency Fund.

     o    Total  children's and social  services sector funding will increase by
          $0.4 billion,  or 3.4 per cent, from $12.1 billion in 2008-09 to $12.5 billion in 2011-12,  primarily due to the acceleration of the phase-in of the Ontario Child  Benefit,  and a further two per cent increase in social assistance benefits.

     o    Total postsecondary education and training sector spending,  including the net expense of the  Province's  24  colleges  of applied  arts and technology, will grow by $0.5 billion, from $6.1 billion in 2008-09 to
          $6.6  billion in 2009-10  and  2010-11.  This  increase  is  primarily related to spending on labour market and training initiatives, as well as new spending in the  postsecondary  sector to improve the skills of
          Ontarians.  Total  sector  spending  will  decrease to $6.4 billion by
          2011-12 when  time-limited  federal funding for labour market training comes to an end.

     o    Justice  sector  spending  will  increase  by $0.7  billion  from $3.8 billion in 2008-09 to $4.5 billion in 2011-12.  This level of spending
          includes   investments  for  various  justice  and  community   safety
          initiatives, including courthouses and correctional facilities.

     o    Other Programs spending will increase from $12.4 billion in 2008-09 to
          $15.7  billion  in  2011-12.   This  increase  includes  the  proposed
          temporary  relief  for  Ontarians  through  the Sales  Tax  Transition
          Benefit,  and the Small Business  Transitional Credit to help ensure a smooth  transition  to the new sales  tax  system.  Spending  in other programs will peak at $21.1 billion in 2010-11, largely reflecting the impact of time-limited investments in infrastructure.

     Holding the average annual growth of program  spending to less than that of revenue  growth is a key  element of the  government's  fiscal  plan.  Core program  spending  growth is  expected  to  average  3.6 per cent  annually between  2008-09 and 2011-12,  which is lower than the 3.8 per cent average annual growth projected for revenue during this period.

     Included in the total expense outlook is interest on Provincial debt, which is expected to increase  over the medium term from $8.9  billion in 2008-09 to $11.1 billion in 2011-12,  mainly due to  additional  borrowings to fund the projected deficits and investments in capital assets.

RISKS TO EXPENSE OUTLOOK

     An unusual  degree of  uncertainty  remains  regarding  Ontario's  economic outlook,  and the impact it could  have on the  Province's  overall  fiscal plan, including the expense outlook. Key cost drivers within the Province's expense  outlook are  demand-driven  programs and services  that arise from changes in the economic  outlook,  utilization  or enrolment  rates.  These pressures  are  especially  evident  in the  health,  education  and social services  sectors,  which  make  up over  two-thirds  of  total  Provincial expense,  and include  assumptions  about expected  utilization,  enrolment rates and caseloads.

     Ontario's economy has been hit hard by the global economic downturn,  which includes a recession  in the United  States,  heightened  financial  market turmoil, and a sharp contraction in manufacturing.  Given the high level of uncertainty arising from the global economic slowdown,  particularly in the short run, the government's 2009-10 expense plan includes contingency funds totalling $3.4 billion.  The contingency  funds will provide the government with the needed  flexibility  to  respond  immediately  to further  changes resulting from ongoing global  economic  turbulence in a way that maintains public services while protecting and creating jobs for Ontarians.

     The  following   table   provides  a  summary  of  key  expense  risks  and
     sensitivities  that  could  result  from  unexpected  changes  in  economic conditions  and program  demands.  A change in these  factors  could impact total expense,  causing variances in the overall fiscal forecast. It should be cautioned that these  sensitivities  and risks are  illustrative and can vary, depending on the nature and composition of potential risks.

-----------------------------------------------------------------------------------------------------------------
Selected Expense Risks and Sensitivities                                                             Table 17
-----------------------------------------------------------------------------------------------------------------
Program/Sector                     2009-10 Assumption                2009-10 Sensitivity
-----------------------------------------------------------------------------------------------------------------
Health Sector                      Annual growth of 4.5 per cent.    One per cent change in health spending:
                                                                     $426 million.

Hospitals' Net Expense             Annual growth of 3.5 per cent.    One per cent change in hospitals' net
                                                                     expense: $192 million.

Drug Programs                      Annual utilization growth of      One per cent change in program expenditure
                                   less than 5.0 per cent.           of all drug programs: $43 million (seniors
                                                                     and social assistance recipients).

Long-Term Care Homes               75,866 long-term care home beds.  One per cent change in number of beds:
                                   Average Provincial annual         approximately $32 million.
                                   operating cost per bed in a
                                   long-term care home is $41,600.

Home Care                          Approximately 17 million hours    One per cent change in hours of homemaking
                                   of homemaking and support         and support services: approximately
                                   services.                         $5 million.
                                                                     One per cent change in nursing and

                                   Approximately 10 million nursing  professional visits: approximately
                                   and professional visits.          $7 million.
-----------------------------------------------------------------------------------------------------------------
University Students(1)             331,339 full-time undergraduate   One per cent enrolment change: $34 million.
                                   and graduate students.

Ontario Works                      225,482 average annual caseload.  One per cent caseload change: $19 million.

Ontario Disability Support         259,874 average annual caseload.  One per cent caseload change: $32 million.
   Program

College Students                   162,070 full-time students.       One per cent enrolment change: $13 million.

Interest on Debt                   Average cost of 2009-10           The 2009-10 impact of a 100 basis-point
                                   borrowing is forecast to be       change in borrowing rates is forecast to
                                   approximately 4.5 per cent.       be approximately $480 million.

Correctional System                3.3 million adult inmate days     One per cent change in inmate days:
                                   per year. Average cost $164 per   $5.3 million.
                                   inmate per day.

(1) Based on 2008-09 estimates.
-----------------------------------------------------------------------------------------------------------------

     Compensation costs and wage settlements are also key cost drivers and could have a substantial impact on the finances of both broader public-sector partners and the Province.

-----------------------------------------------------------------------------------------------------------------
Selected Compensation Costs                                                                          Table 18
-----------------------------------------------------------------------------------------------------------------
Sector                           Cost of 1% Salary    Size of Sector
                                      Increase
-----------------------------------------------------------------------------------------------------------------
OHIP Payments to Physicians(1)      $95 million       Just over 23,800 physicians in Ontario, comprising 11,300
                                                      family doctors and 12,500 specialists.

Hospital Nurses(2)                  $52 million       Over 58,500 full-time equivalent nurses in hospitals.

Elementary and Secondary            $150 million      Almost 203,000 full-time equivalent staff including
   School Staff(3)                                    teachers, principals, administrators, and support and
                                                      maintenance staff.

College Staff(4)                    $17 million       About 37,200 staff including faculty, administrators, and
                                                      support and maintenance staff.

Ontario Public Service(5)           $59 million       Over 68,000 public servants.
-----------------------------------------------------------------------------------------------------------------
(1)  Dollar values based on 2009-10 allocation; physician count based on full year 2007-08 (most current available).
(2)  Based on 2008-09.
(3)  One per cent increase in salary benchmarks in Grants for Student Needs based on 2008-09 school year.
(4)  Based on 2007-08 costs.
(5)  Based on 2007-08, reflects total compensation costs.
-----------------------------------------------------------------------------------------------------------------

     Contingent Liabilities

     In  addition  to the key demand  sensitivities  and  economic  risks to the fiscal plan,  there are  additional  risks  stemming from the  government's contingent  liabilities.  Whether these contingencies will result in actual
     liabilities   for  the  Province  is  beyond  the  direct  control  of  the government.  Losses  could  result  from  legal  settlements,  defaults  on projects,  and loan and funding guarantees.  Provisions for losses that are likely to occur and can be  reasonably  estimated are expensed and reported
     as  liabilities  in  the  Province's  financial   statements.   Significant
     contingent liabilities are described as follows.

     Ontario Nuclear Funds Agreement

     The Province has certain responsibilities with respect to nuclear used fuel waste management and nuclear station decommissioning. The Province, Ontario
     Power  Generation  Inc.  (OPG),  a wholly  owned  subsidiary,  and  certain subsidiaries  of OPG are parties to the  Ontario  Nuclear  Funds  Agreement
     (ONFA), to establish, fund and manage segregated funds to ensure sufficient funds are available to pay the costs of nuclear station decommissioning and nuclear used fuel waste  management.  Under ONFA, the Province is liable to make  payments  should  the cost  estimate  for  nuclear  used  fuel  waste management rise above specified thresholds for a fixed volume of used fuel.
     As well, under ONFA, the Province guarantees a return of 3.25 per cent over the Ontario consumer price index for the nuclear used fuel waste management fund.  Ontario  has also  provided  a direct  Provincial  guarantee  to the
     Canadian Nuclear Safety  Commission on behalf of OPG for up to $760 million
     (effective   January  1,  2008),  which  relates  to  the  portion  of  the
     decommissioning  and  waste  management   obligations  not  funded  by  the
     segregated funds.

     Obligations Guaranteed by the Province

     Ontario  provides  guarantees  on loans on behalf of various  parties.  The authorized limit for loans guaranteed by the Province as at March 31, 2008, was $2.4 billion.  The outstanding loans guaranteed and other contingencies amounted to $2.3 billion at March 31, 2008.

     Social Housing — Loan Insurance Agreements

     The Province is liable to indemnify and  reimburse the Canada  Mortgage and
     Housing  Corporation  for  any  net  costs,   including  any  environmental
     liabilities  incurred as a result of project  defaults,  for all non-profit housing projects in the Provincial portfolio. At March 31, 2008, there were
     $8.0 billion of mortgage loans outstanding.

     Claims Against the Crown

     There are claims  outstanding  against the Crown arising from legal action, either in progress or  threatened,  in respect of  Aboriginal  land claims, breach of contract,  damages to persons and  property,  and like items.  At
     March 31,  2008,  there were 72 claims  outstanding  against the Crown that were for amounts over $50 million.

     Canadian Blood Services

     The  provincial and  territorial  governments of Canada have entered into a
     Canadian Blood Services Excess  Insurance  Captive  Support  Agreement (the
     "Captive  Support  Agreement")  with  Canadian  Blood  Services  (CBS)  and
     Canadian Blood Services Captive  Insurance Company Limited (CBSI), a wholly owned  subsidiary of CBS  established  under the laws of British  Columbia.
     Under the Captive Support Agreement,  each government  indemnifies CBSI for its pro rata share of any payments that CBSI becomes  obliged to make under a comprehensive blood risks insurance policy it provides to CBS. The policy has an  overall  limit  of  $750  million,  which  may  cover  settlements, judgments and defence costs.  The policy is in excess of, and secondary to, a $250 million comprehensive insurance policy underwritten by CBS Insurance
     Company  Limited,  a subsidiary of CBS domiciled in Bermuda.  Given current populations,  Ontario's  maximum  potential  liability  under  the  Captive
     Support Agreement is approximately $376 million.  The Province is not aware of any proceedings  that could lead to a claim against it under the Captive
     Support Agreement.

-------------------------------------------------------------------------------------------------------------------
Section F: Ontario's Fiscal Plan

MEDIUM-TERM FISCAL OUTLOOK

     Ontario's  medium-term  fiscal  outlook  reflects  the impact of the global economic downturn on Ontario's revenues,  as well as the immediate measures the  government is taking to position  Ontario to be more  competitive,  so families and businesses  can take advantage of the next  generation of jobs and growth.

     The  government  is  currently  projecting  deficits  of $14.1  billion  in
     2009-10, $12.2 billion in 2010-11 and $9.7 billion in 2011-12. The Province is  projected  to return to a  balanced  budget no later  than  2015-16  by holding the average annual growth of core program  expense to less than the average annual growth of revenue.

     ----------------------------------------------------------------------------------------------------------------
     Medium-Term Fiscal Plan and Outlook                                                                  Table 19
     ($ Billions)
     ----------------------------------------------------------------------------------------------------------------
                                                                                                     Outlook
                                                               Interim           Plan  ------------------------------
                                                               2008-09        2009-10         2010-11        2011-12
                                                         -------------- -------------- --------------- --------------
     Total Revenue                                                93.4           96.0           103.6          104.4
     Expense
     Programs
        Health Sector                                             40.7           42.6            45.2           47.4
        Education Sector(1)                                       13.3           14.2            14.6           15.4
        Postsecondary Education and Training Sector                6.1            6.6             6.6            6.4
        Children's and Social Services Sector                     12.1           12.7            12.9           12.5
        Justice Sector                                             3.8            3.9             4.4            4.5
        Other Programs                                            12.4           19.6            21.1           15.7
                                                         -------------- -------------- --------------- --------------
     Total Programs                                               88.5           99.6           104.7          101.9
     Interest on Debt                                              8.9            9.3             9.9           11.1
                                                         -------------- -------------- --------------- --------------
     Total Expense                                                97.3          108.9           114.6          112.9
     Reserve                                                         -            1.2             1.2            1.2
                                                         -------------- -------------- --------------- --------------
     Surplus/(Deficit)                                            (3.9)         (14.1)          (12.2)          (9.7)
     ----------------------------------------------------------------------------------------------------------------
     (1) Excludes Teachers' Pension Plan.
     Note: Numbers may not add due to rounding.
     ----------------------------------------------------------------------------------------------------------------

     Total  Provincial  revenue is projected to increase  from $93.4  billion in
     2008-09 to $104.4 billion in 2011-12  —  an annual average growth rate of 3.8 per cent over this period.

     Total  expense  over the medium term is  projected  to increase  from $97.3 billion in 2008-09 to $112.9  billion  in  2011-12  —  reflecting  the immediate  measures the  government is taking in this Budget to protect and create jobs.

     In  recognition  of  the  ongoing   uncertainty  in  the  global   economic
     environment,  the fiscal plan includes prudence in the form of a reserve of
     $1.2  billion  each  year.  In  addition,  the  fiscal  plan also  includes contingency funds totalling $3.4 billion in 2009-10 to provide  flexibility to respond to the impact of further global economic challenges.

----------------------------------------------------------------------------------------------------------------
Core Program Expense                                                                                Table 20
($ Billions)
----------------------------------------------------------------------------------------------------------------
                                                                                               Outlook
                                                                Interim         Plan  ------------- ------------
                                                                2008-09      2009-10       2010-11      2011-12
                                                           ------------- ------------ ------------- ------------
Total Program Expense                                              88.5         99.6         104.7        101.9
Less: Non-Core Program Expense
   Pension Expense                                                  1.7          2.3           2.9          3.7
   Sales Tax Transitional Support                                     -            -           3.1          1.3
   Labour Market and Skills Training Investments                      -          0.3           0.3            -
   Infrastructure Investments(1)                                      -          3.2           3.4          0.5
                                                           ------------- ------------ ------------- ------------
Total Non-Core Program Expense                                      1.7          5.8           9.7          5.5
                                                           ------------- ------------ ------------- ------------
Total Core Program Expense                                         86.8         93.7          95.0         96.4
---------------------------------------------------------- ------------- ------------ ------------- ------------
(1) Includes Provincial matching of federal short-term stimulus funding.
Note: Numbers may not add due to rounding.
----------------------------------------------------------------------------------------------------------------

     A key element of the government's  plan to eliminate the deficit by 2015-16 is  ensuring  that core  program  expense  growth is lower  than  growth in
     revenue.   Excluding  the  impact  of  non-core  program  expense  such  as time-limited  infrastructure  investments  and  labour  market  and  skills training  funding,  core  Provincial  program  expense will only grow by an annual average rate of 3.6 per cent between  2008-09 and 2011-12,  which is lower than the 3.8 per cent  growth  projected  for  revenue  over the same period.

     Non-core  program  expense totals $1.7 billion in 2008-09,  $5.8 billion in
     2009-10, $9.7 billion in 2010-11 and $5.5 billion in 2011-12.

     o    Pension expense increases from $1.7 billion in 2008-09 to $2.3 billion in 2009-10,  to $2.9  billion in 2010-11 and $3.7  billion in 2011-12.
          These  increases  mainly reflect the accounting for the decline in the market value of pension fund assets in 2008.

     o    Temporary  relief of $3.1  billion  in  2010-11  and $1.3  billion  in
          2011-12  is  proposed  for  Ontarians  in  the  form  of a  Sales  Tax
          Transition Benefit,  and for Ontario small businesses in the form of a
          Small Business Transition Credit to help ensure a smooth transition to the new sales tax system.

     o    Spending on targeted  labour market and skills  training will increase by $0.3 billion in 2009-10 and 2010-11 due to proposed enhancements to
          the   Canada-Ontario   Labour  Market   Agreement  and  Labour  Market
          Development  Agreement.  This  funding  will  support  several new and expanded  employment  and training  initiatives,  including  increased support for literacy and basic skills training, an expansion of summer employment opportunities for youth, and enhanced support for newcomers to improve their employability and attachment to the labour market.

     o    Infrastructure  Investments  totalling  $3.2 billion in 2009-10,  $3.4 billion in 2010-11  and $0.5  billion  in 2011-12  will,  in the short
          term,   preserve  and  create  jobs  in  Ontario,   while  making  the
          infrastructure  improvements  necessary  for  economic  growth  in the future.

KEY CHANGES SINCE THE 2008 ONTARIO BUDGET

     The 2008 Budget projected balanced budgets over the medium term. Since that time,  however,  the global economic  downturn has  significantly  impacted
     Ontario's economy and, in turn, Provincial revenues.  The government is now projecting  deficits of $3.9 billion in 2008-09,  $14.1 billion in 2009-10, and $12.2 billion in 2010-11.  These deficits  mainly reflect  decreases in the revenue forecast resulting from the global economic downturn as well as the impact of  time-limited  investments  the  government  is making in key priority areas such as  infrastructure  and skills training to help protect and create jobs.

     The following  table provides an overview of key changes to the medium-term revenue and expense outlooks, and the reserve since the release of the 2008
     Budget.

     ----------------------------------------------------------------------------------------------------------------
     Impact of Key Changes to the Medium-Term Fiscal Outlook Since the 2008 Budget                        Table 21
     ($ Billions)
     ----------------------------------------------------------------------------------------------------------------
                                                                             Interim            Plan         Outlook
                                                                             2008-09         2009-10         2010-11
                                                                     ---------------- --------------- ---------------
     Surplus/(Deficit) as per 2008 Budget Fiscal Plan                            0.0             0.0             0.0

     Total Revenue Changes Since 2008 Budget                                    (3.5)           (4.6)           (0.1)

     Expense Changes Since 2008 Budget:
        Changes to Core Program Expense
        Investments in Children's and Social Services                            0.3             0.7             0.8
        Investments in Health                                                    0.2             0.0             0.3
        Increased Education Funding                                              0.1             0.8             1.2
        Investments in Justice                                                   0.1             0.0             0.3
        All Other Core Program Expense Changes                                   0.4             3.1             0.4
                                                                     ---------------- --------------- ---------------
        Total Change in Core Program Expense                                     1.2             4.7             3.0

        Changes to Non-Core Program Expense
        Infrastructure Investments(1)                                              -             3.2             3.4
        Higher Pension Expense                                                   0.0             0.8             1.5
        Labour Market and Skills Training Investments                              -             0.3             0.3
        Sales Tax Transitional Support                                             -               -             3.1
                                                                     ---------------- --------------- ---------------
        Total Change in Non-Core Program Expense                                 0.0             4.3             8.3
        Change in Interest on Debt Expense                                      (0.0)            0.3             0.8
                                                                     ---------------- --------------- ---------------
     Total Expense Changes                                                       1.1             9.3            12.1
     Change in Reserve                                                          (0.8)            0.2             0.0
                                                                     ---------------- --------------- ---------------
     2009 Budget Surplus/(Deficit)                                              (3.9)          (14.1)          (12.2)
     --------------------------------------------------------------- ---------------- --------------- ---------------
     (1) Includes Provincial matching of federal short-term stimulus funding.
     Note: Numbers may not add due to rounding.
     ----------------------------------------------------------------------------------------------------------------

     Total  revenue has  decreased by $3.5  billion in 2008-09,  $4.6 billion in
     2009-10 and $0.1 billion in 2010-11,  mainly as a result of the  challenges presented  by the global  economic  downturn  and the  estimated  impact of government policy  decisions.  Specific details of the revenue forecast can be found in Section D: Ontario's Revenue Outlook.

     The  majority  of changes in  Provincial  program  spending  since the 2008
     Budget are related to non-core program expense —  mainly  time-limited investments  being made to protect and create jobs for Ontarians while also maintaining key public services.

     Core program expense has increased by $1.2 billion in 2008-09, $4.7 billion in 2009-10 and $3.0 billion in 2010-11. Key changes include:

     o    Increased  spending in children's and social  services of $0.3 billion in 2008-09, $0.7 billion in 2009-10 and $0.8 billion in 2010-11. These are largely due to additional support for social assistance, including a further two per cent rate  increase  in 2009-10 and the  accelerated phase-in of the Ontario Child Benefit.

     o    An  increase  in health  expense  largely  reflects  higher  projected
          Ontario Health  Insurance Plan (OHIP)  spending to provide health care services to Ontarians.

     o    Total education spending,  including the net expense of the Province's school boards,  will be $0.1 billion  higher in 2008-09,  $0.8 billion higher in 2009-10 and $1.2 billion higher in 2010-11.  The increase in spending is primarily  due to  provincial  grants to school  boards to support improved student achievement,  as well as salary increases for education  sector staff that were planned for in the 2008 Budget to be offset from the Contingency Fund.

     o    Justice  expense  increased by $0.1 billion in 2008-09,  primarily for the Criminal Injuries Compensation Board,  community safety and public inquiries.  In  2010-11,  the  sector  will  also see an  increase  of approximately $0.3 billion, primarily for infrastructure investments.

     o    All other core  program  expense  changes of $0.4  billion in 2008-09,
          $3.1  billion in 2009-10 and $0.4 billion in 2010-11  reflect  various investments  in key  priority  areas to help  protect and create jobs, including maintaining contingency funds of $0.3 billion in 2008-09 and
          $3.4  billion in 2009-10 in  recognition  of ongoing  global  economic uncertainty.

     Non-core  program expense will increase by $4.3 billion in 2009-10 and $8.3 billion in 2010-11. These include:

     o    Infrastructure  Investments totalling $3.2 billion in 2009-10 and $3.4 billion  in  2010-11  reflect  the  importance  of making  substantial infrastructure  investments  in the  short  term  that  will  not only
          preserve  and  create  jobs  in  Ontario,   but  will  also  make  the
          infrastructure  improvements  necessary  for  economic  growth  in the future.

     o    Pension  expense is $0.8  billion  higher in 2009-10 and $1.5  billion higher in 2010-11  compared to what was  projected  at the time of the
          2008 Budget.  The  increases  mainly  reflect the  accounting  for the decline in the market value of pension fund assets in 2008.

     o    Labour Market and Skills  Training  Investments  will increase by $0.3 billion in 2009-10 and 2010-11  due to  proposed  enhancements  to the
          Canada-Ontario   Labour   Market   Agreement  and  the  Labour  Market
          Development  Agreement.  This  funding  will  support  several new and expanded  employment  and training  initiatives,  including  increased support for literacy and basic skills training, an expansion of summer employment opportunities for youth, and enhanced support for newcomers to improve their employability and attachment to the labour market.

     o    Temporary  relief of $3.1 billion in 2010-11 is proposed for Ontarians in the form of a Sales Tax Transition  Benefit,  and for Ontario small businesses in the form of a Small Business  Transition  Credit to help ensure a smooth transition to the new sales tax system.

     Interest on Debt  increases  by $0.3 billion in 2009-10 and $0.8 billion in
     2010-11,  mainly from higher borrowings to fund the projected  deficits and net investments in capital assets.

     The $0.8  billion  reserve in 2008-09,  included to protect the fiscal plan against  adverse  changes in the  Province's  fiscal  outlook,  was used to offset  the  effects of slower  economic  growth on the  Province's  fiscal performance.  The 2009-10  reserve has been  increased to $1.2 billion from the 2008 Budget, in recognition of the increased  uncertainty  arising from the deteriorating global economic outlook.

THE PLAN TO ELIMINATE THE DEFICIT

     When the  government  took office in 2003,  it  inherited  a hidden  fiscal deficit  of $5.5  billion as well as  deficits  in key areas such as health care, education and infrastructure.  The challenges were significant.  But, over the last five years, the government has made major  investments in the public services that matter most to Ontarians, while eliminating the fiscal deficit in less than three years.

[Chart 13, bar graph: Jurisdictional Comparison: 2009-10]

     Since the fall of 2008, the Ontario  economy has experienced the effects of global economic challenges,  resulting in significant revenue declines. The government is now projecting a $3.9 billion deficit in 2008-09.  The global economic crisis continues to affect Ontario in the short term, resulting in a projected deficit of $14.1 billion in 2009-10.

     Similar to 2008-09,  Ontario's  deficit relative to the size of its economy in  2009-10,  at 2.4 per cent,  is low among  industrialized  jurisdictions impacted by the global  economic  crisis.  This  reflects the  government's commitment  to  preserve  vital  services  and to protect  and create  jobs through focused and timely  investments in areas such as infrastructure and skills  training,  while  continuing  to  prudently  manage the  Province's finances.

     The  Fiscal   Transparency  and  Accountability   Act,  2004  requires  the
     government to outline a recovery plan to balance the budget.

[Chart 14, bar graph: Ontario's Plan to Eliminate the Deficit]

     The government's  recovery plan will steadily reduce the Provincial deficit from the $14.1 billion  forecasted in 2009-10 to a balanced budget no later than 2015-16.

     Key elements of the  government's  fiscal plan to eliminate  the deficit by
     2015-16 include:

     o    holding the average  annual rate of growth in core program  expense to less than the average  annual rate of growth in total revenue over the medium term and throughout the period of the recovery plan;

     o    adopting  efficiency  practices  and  managing  overall  expenditures, including a $1.0 billion efficiency target in 2011-12;

     o    promoting   principled  and  sustainable   federal-provincial   fiscal
          arrangements;

     o    maintaining a prudent debt-to-GDP ratio; and

     o    maintaining a cautious and prudent fiscal plan, including  contingency funds and a reserve.

     Adopting efficiency  practices and managing overall expenditures are key to achieving  a balanced  budget.  Excluding  the impact of  non-core  program expense such as time-limited  infrastructure  investments and other funding for immediate  measures to protect and create jobs, core Provincial program expense  is  expected  to grow by 3.6 per  cent a year on  average  between
     2008-09  and  2011-12  —  lower than the 3.8 per cent  annual  average growth forecast for revenue over the same period.

     Past  experience  indicates  Ontario  has always  recovered  from  economic downturns and returned to long-term trend real gross domestic product (GDP)
     growth.  The fiscal recovery plan is based on the forecast that the Ontario economy will recover to its historical trend GDP in 2015-16, with Ontario's real GDP growth averaging 3.8 per cent and nominal GDP growth averaging 5.6 per cent over the 2012 to 2016 period.  Consistent  with these GDP planning data,  revenue growth is projected to increase to an average annual rate of
     4.6 per cent between 2011-12 and 2015-16. Growth in the Ontario economy and revenue  alone,  however,  cannot bring the Province back to balance —
     program  expense must also grow at a sustainable  rate,  and must grow at a rate less than the  average  annual  growth in  revenue.  For this  reason, during this same period,  program expense growth will be held to an average annual  growth  rate of 2.3 per  cent in  order to  achieve  balance  while protecting core public services.

----------------------------------------------------------------------------------------------------------------
Ontario's Fiscal Recovery Plan                                                                       Table 22
($ Billions)
----------------------------------------------------------------------------------------------------------------
                                Plan    Medium-Term Outlook                    Extended Outlook
                                      ------------------------ -------------------------------------------------
                             2009-10      2010-11     2011-12      2012-13     2013-14      2014-15     2015-16
                          ----------- ------------ ----------- ------------ ----------- ------------ -----------
Revenue                         96.0        103.6       104.4        109.3       114.3        119.6       125.2
Expense
   Programs                     99.6        104.7       101.9        104.2       106.6        109.0       111.5
   Interest on Debt              9.3          9.9        11.1         11.6        12.0         12.2        12.2
                          ----------- ------------ ----------- ------------ ----------- ------------ -----------
Total Expense                  108.9        114.6       112.9        115.8       118.5        121.2       123.7
Reserve                          1.2          1.2         1.2          1.5         1.5          1.5         1.5
                          ----------- ------------ ----------- ------------ ----------- ------------ -----------
Surplus/(Deficit)              (14.1)       (12.2)       (9.7)        (8.0)       (5.8)        (3.1)         0.0
------------------------- ----------- ------------ ----------- ------------ ----------- ------------ -----------
Note: Numbers may not add due to rounding.
----------------------------------------------------------------------------------------------------------------

FISCAL PRUDENCE

     In addition to maintaining a prudent approach in response to the impacts of the global economic  downturn,  the fiscal plan includes other key elements of prudence  each year to help  protect  the  government's  overall  fiscal objectives and contribute to the achievement of fiscal targets.

     In keeping with sound fiscal practices,  the Province's  revenue outlook is based on prudent economic assumptions.

     Consistent   with   requirements   under  the   Fiscal   Transparency   and
     Accountability Act, 2004, the fiscal plan incorporates prudence in the form of a reserve to protect the fiscal outlook  against  adverse changes in the
     Province's  revenue and expense,  including those resulting from changes in
     Ontario's economic performance.  The fiscal plan includes a reserve of $1.2 billion each year over the medium term, and $1.5 billion each year over the extended outlook.  The reserve is larger for the extended outlook period to
     reflect  the   uncertain   nature  of   longer-term   revenue  and  expense
     projections.

     The  fiscal  plan also  includes  contingency  funds  (both  operating  and capital)  totalling $3.4 billion in 2009-10 to help mitigate  expense risks that may  otherwise  have a negative  impact on  results.  The level of the
     2009-10  contingency  funds  —  set at about  three  per cent of total
     expense  —   reflects  the  unusual  degree  of  economic  and  fiscal
     uncertainty in 2009-10.

RISKS AND THE FISCAL OUTLOOK

     The fiscal outlook for each fiscal year is subject to change and reflects a continuum  of  information  that  begins  with the Budget and ends with the
     Public  Accounts.  As new information  affecting the economic,  revenue and expense  assumptions  arises  throughout  the  year,  the  fiscal  forecast changes. For example, the 2008 Budget forecasted real GDP growth of 1.1 per cent in 2008.  However,  since then,  2008 real GDP has declined by 0.4 per cent, or 1.5 percentage points, compared to the 2008 Budget forecast. Given the current global economic  uncertainty,  it is important to note that the forecast  presented in economic and fiscal updates,  including this Budget, represents  a point in time along this  continuum  and is based on the best available information at that time.

     The revenue forecast  includes  assumptions  about  tax-return  filings and growth  of key  factors  such as wages,  salaries,  disposable  income  and housing  prices.  It also takes  into  account  current  federal-provincial funding  arrangements  and  funding  formulas  for major  health and social transfers.  Developing  revenue  estimates  also requires  highly  detailed economic  forecasts,  which include  assumptions  about factors such as the
     U.S.  economic  outlook,  Canadian  dollar  exchange  rate,  oil prices and economic growth in the rest of Canada.

     Variances  from  revenue  estimates  arise  due to  inherent  uncertainties involved in predicting the future and lags in information flows. A variance in any of the key factors  underlying the revenue  assumptions could result in a change to the  revenue  forecast,  as was  observed  in  2008-09  when unforeseen  changes in the economic  outlook  contributed to a $3.5 billion decline in revenue.

     The total expense forecast  includes  assumptions  about program growth and demands,  as well as additional  planned spending in key priority areas. As
     many  ministries'   expense   forecasts  are  based  on  assumptions  about
     utilization,  enrolment and caseloads for government programs and services, a change in these factors could affect total expense — causing changes in the Province's overall fiscal performance.

     It is due to this type of  uncertainty  that the  fiscal  plan  includes  a revenue forecast based on prudent economic  assumptions,  contingency funds and a reserve.  These forms of prudence  exist to help offset any  negative impact to the fiscal plan that could  result from even a small  variance in the revenue and expense forecast.

     As the factors and assumptions comprising the revenue and expense forecasts interact  and shift,  fiscal and economic  updates at various  times of the fiscal cycle may include  adjustments to the revenue and expense  forecasts to reflect these changes. Updates such as those provided in this Budget are based on the best available  information,  and provide  transparency around the  changes  to the  fiscal  forecast  and  information  on key  risks and sensitivities that may affect the fiscal plan.

-------------------------------------------------------------------------------------------------------------------
Section G: Accountability, Transparency and Financial Management

     The  government  is committed to  enhancing  accountability,  strengthening transparency and improving  financial  management.  The Fiscal Transparency and  Accountability  Act, 2004 sets standards for how the Province presents
     financial  reports  to  Ontarians.   With  this  Budget,  the  Province  is
     introducing a number of improvements to further  strengthen  accountability and  transparency  in its  financial  reporting,  and enhance its financial management.

     Investments in Tangible Capital Assets

     In response to changes in Public Sector  Accounting Board (PSAB) standards, the  government  began  accounting for  investments in land,  buildings and transportation infrastructure as tangible capital assets in 2003. Since the adoption of this accounting  treatment,  investments in depreciable assets, including  provincial  buildings,  roads and bridges have been amortized to expenses over their estimated useful lives instead of being expensed in the years they were  purchased or  constructed.  Starting in the 2009-10 fiscal year,  this policy is being  extended to building  leasehold  improvements, assets acquired  through  capital leases and other tangible  capital assets owned  by the  Province,  including  vehicles,  aircraft,  and  information technology infrastructure and systems.

     In  addition,  starting  with  the  Province's  2009-10  fiscal  year,  the government is modifying  its existing  tangible  capital  asset  accounting policy to include  interest costs incurred  during  construction as part of the cost of  constructing  assets.  With the  adoption  of this  accounting treatment,  interest costs incurred during  construction  will be amortized over the estimated useful lives of tangible capital assets along with other costs of  construction  rather  than  being  expensed  during the period of construction.

     Municipalities  and school boards in Ontario will also be adopting tangible capital asset accounting  consistent with a recent change in PSAB standards for local  governments.  The government  has been working  closely with its municipal  and  school  board  partners  on the  transition  to  these  new
     accounting   standards.   With  the  introduction  of  these  changes,  the
     government is proposing  amendments to the Education  Act,  Municipal  Act,
     2001 and City of Toronto Act, 2006 to improve  consistency in public-sector financial reporting and better align financial  accountability  structures.
     For  municipalities,  changes to  legislation  will be proposed to meet new
     PSAB  standards  while   maintaining   current   financial   accountability
     provisions.  For school  boards,  changes will be proposed in the Education
     Act  to  modernize  the  financial  accountability  framework  and  improve consistency with provincial financial reporting.

     Interjurisdictional Joint Working Group

     It  is  important  that  government  accounting  standards  support  fiscal accountability,  transparency and sound public policy  decision-making.  To better align the  development  of  accounting  standards  with these public policy objectives,  a Joint Working Group of representatives  from Ontario, the federal  government  and other  provinces  has been  meeting  with PSAB representatives for over a year. The Joint Working Group reviewed:

     o    the consistency of PSAB's conceptual  accounting  framework with sound
          public  policy  decision-making,   fiscal  accountability  and  public
          understanding of government financial information;

     o    the nature of PSAB's  governance  structure  and its  standard-setting process; and

     o    changes  in  government  accounting  standards  proposed  by PSAB  for
          financial  instruments,   government  transfers,  government  business
          enterprises and broader public sector organizations.

     Following  this extensive  collaboration,  the Joint Working Group provided its recommendations to PSAB and the Accounting  Standards Oversight Council
     (AcSOC) in January  2009.  The PSAB and AcSOC are  currently  reviewing the
     Joint Working Group's recommendations.

     Consolidation of Hospitals, School Boards and Colleges

     The  government  provides over $30 billion  annually to Ontario  hospitals, school boards and colleges.  To comply with PSAB standards,  the government began including the financial results of these  organizations on a one-line basis with those of the Province, starting with the 2006 Budget and 2005-06 annual financial statements.

     In January 2009, PSAB extended the transition  period for the consolidation of  these  organizations  on a  line-by-line  basis  by  one  year.  In the government's view, a one-line  consolidation  format for these sectors best represents the bottom-line fiscal  accountability of these organizations to the  Province for managing  these public  funds.  It provides a more easily understood presentation of financial results and better respects the fiscal accountability of school boards, hospital boards and boards of governors of colleges to the communities they serve.

     In  its  recent  report,  the   interjurisdictional   Joint  Working  Group
     recommended that PSAB consider amending its existing accounting standard to permit a one-line net expense  presentation  for inclusion of the financial results of these major public-sector  organizations in government financial statements.  The PSAB is  currently  reviewing  the Joint  Working  Group's recommendations.

     Financial Management Improvements

     As part of  continuing  efforts  to improve  the  financial  management  of provincial accounts receivable, the government is proposing an amendment to the Financial Administration Act to ensure the recognition of uncollectible accounts is consistent with the Province's  accounting  policies as set out in the Public  Accounts  and to clarify  that any future  obligations  to a debtor  continue  to  be  eligible  for  offsets  against  any  outstanding uncollectible amounts.

     To effect  the  change in  accounting  policy to  include  interest  during construction as part of the cost of constructing  assets, the government is proposing to further  amend the Financial  Administration  Act to add a new class of non-cash expenses that requires statutory authority.

     To  strengthen   financial  management  of  fees  and  other  charges,  the government  is proposing to amend the Treasury  Board Act,  1991 to clarify that Treasury Board of Cabinet may require Ministers to seek Board approval before exercising their powers related to fees or other charges.

     The government will also introduce amendments to the Interim  Appropriation
     for  2009-2010   Act,  2008  and   introduce  the   Supplementary   Interim
     Appropriation  for 2009-2010  Act,  2009,  proposing the  authorization  of government spending for 2009-10 before the enactment of supply for 2009-10.

     In addition,  to strengthen rights of access to financial  information from organizations  included  in  the  Public  Accounts  of  the  Province,  the government  is proposing  to amend the  Ministry of Treasury and  Economics
     Act.

-------------------------------------------------------------------------------------------------------------------
Section H: Details of Ontario's Finances

     This section provides information on the Province's historical performance, key fiscal  indicators,  as well as details on  Ontario's  fiscal  plan and outlook.

----------------------------------------------------------------------------------------------------------------
Medium-Term Fiscal Plan and Outlook                                                                  Table 23
($ Billions)
----------------------------------------------------------------------------------------------------------------
                                                                                                Outlook
                                                           Interim           Plan ------------------------------
                                                           2008-09        2009-10        2010-11        2011-12
                                                    ------------------------------------------------------------
Revenue                                                       93.4           96.0          103.6          104.4
Expense
   Programs                                                   88.5           99.6          104.7          101.9
   Interest on Debt(1)                                         8.9            9.3            9.9           11.1
                                                    ------------------------------------------------------------
Total Expense                                                 97.3          108.9          114.6          112.9
Reserve                                                          -            1.2            1.2            1.2
                                                    ------------------------------------------------------------
Surplus/(Deficit)                                             (3.9)         (14.1)         (12.2)          (9.7)
----------------------------------------------------------------------------------------------------------------
Net Debt(2)                                                  149.4          169.8          189.5          205.4
Accumulated Deficit(2)                                       109.5          123.6          135.8          145.5
----------------------------------------------------------------------------------------------------------------
(1)  Interest on debt expense is net of interest capitalized during construction of tangible  capital  assets of $0.1  billion in 2009-10,  $0.3  billion in
     2010-11, and $0.5 billion in 2011-12.
(2)  Net Debt is calculated as the difference between  liabilities and financial assets.  The annual change in Net Debt is equal to the  surplus/deficit  of the Province plus the change in tangible capital assets;  the change in net assets of hospitals, school boards and colleges; and the change in the fair value of the Ontario  Nuclear Funds.  Accumulated  Deficit is calculated as the difference  between  liabilities and total assets,  including  tangible capital assets and net assets of hospitals, school boards and colleges. The annual change in the  Accumulated  Deficit is equal to the  surplus/deficit plus the change in the fair value of the Ontario Nuclear Funds.
Note: Numbers may not add due to rounding.
----------------------------------------------------------------------------------------------------------------

  --------------------------------------------------------------------------------------------------------------------
  Revenue                                                                                                  Table 24
  ($ Millions)
  --------------------------------------------------------------------------------------------------------------------
                                                                2005-06    2006-07      Actual     Interim       Plan
                                                                                       2007-08     2008-09    2009-10
                                                            ----------------------------------------------------------
  Taxation Revenue
  Personal Income Tax                                            21,041     23,655      24,538      25,574     25,170
  Retail Sales Tax                                               15,554     16,228      16,976      17,453     17,600
  Corporations Tax                                                9,984     10,845      12,990       8,603      8,518
  Employer Health Tax                                             4,197      4,371       4,605       4,664      4,687
  Ontario Health Premium                                          2,350      2,589       2,713       2,799      2,829
  Gasoline Tax                                                    2,281      2,310       2,360       2,353      2,367
  Land Transfer Tax                                               1,159      1,197       1,363       1,051        895
  Tobacco Tax                                                     1,379      1,236       1,127       1,041        995
  Fuel Tax                                                          729        723         733         716        732
  Electricity Payments-In-Lieu of Taxes                             951        757         546         816        685
  Other Taxes                                                       292        399         481         373        378
                                                            ----------------------------------------------------------
                                                                 59,917     64,310      68,432      65,443     64,856
  Government of Canada
  Canada Health Transfer                                          7,148      7,702       8,487       8,881      9,722
  Canada Social Transfer                                          3,324      3,478       3,778       4,081      4,213
  Equalization                                                        -          -           -           -        347
  Infrastructure Programs                                           285        191         207         168      1,746
  Labour Market Programs                                            127        289         664         863      1,193
  Social Housing                                                    520        532         525         514        509
  Wait Times Reduction Fund                                         243        467         468         235         97
  Other Federal Payments                                          1,604      1,377       2,468       1,823      1,419
                                                            ----------------------------------------------------------
                                                                 13,251     14,036      16,597      16,565     19,246
  Income from Investment in Government Business Enterprises
  Ontario Lottery and Gaming Corporation                          2,027      1,945       1,857       1,895      1,966
  Liquor Control Board of Ontario                                 1,197      1,307       1,374       1,410      1,326
  Ontario Power Generation Inc. and Hydro One Inc.                1,107        947       1,214         615        983
  Other Government Enterprises                                      (23)        (3)         (8)        (11)        (8)
                                                            ----------------------------------------------------------
                                                                  4,308      4,196       4,437       3,909      4,267
  Other Non-Tax Revenue
  Reimbursements                                                  1,295      1,415       1,464       1,365      1,297
  Vehicle and Driver Registration Fees                              763        970       1,051       1,044      1,065
  Electricity Debt Retirement Charge                              1,021        991         982         968        955
  Power Sales                                                       779        863         929         936        964
  Sales and Rentals                                                 465      1,108         553         609        619
  Other Fees and Licences                                           550        624         668         656        815
  Liquor Licence Revenue                                            516        467         475         458        457
  Net Reduction of Power Purchase Contract Liability                396        412         398         373        348
  Royalties                                                         191        215         193         197        211
  Miscellaneous Other Non-Tax Revenue                               773        790         943         904        880
                                                            ----------------------------------------------------------
                                                                  6,749      7,855       7,656       7,510      7,611
                                                            ----------------------------------------------------------
  Total Revenue                                                  84,225     90,397      97,122      93,427     95,980
  --------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Total Expense                                                                                            Table 25
($ Millions)
---------------------------------------------------------------------------------------------------------------------
Ministry Expense                                           2005-06      2006-07      Actual     Interim Plan 2009-10
                                                                                    2007-08     2008-09
                                                      ---------------------------------------------------------------
Aboriginal Affairs(1)                                           50           25          33        55.1         71.1
Agriculture, Food and Rural Affairs(1)                         861          796         731       899.9      1,116.1
Attorney General                                             1,282        1,343       1,648     1,681.3      1,650.8
Board of Internal Economy                                      150          163         257       198.3        173.3
Children and Youth Services                                  3,284        3,277       3,733     4,102.3      4,406.5
Citizenship and Immigration                                     89          112          90        88.5        106.7
Community and Social Services                                6,714        7,178       7,544     8,003.1      8,327.3
Community Safety and Correctional Services                   1,728        1,856       1,982     2,146.6      2,260.0
Culture(1)                                                     478          414         350       363.9        476.7
Economic Development(1)                                        136          151         242       195.6        326.8
Education(1)                                                   440          423         446       445.5        492.9
   School Boards' Net Expense                               10,886       11,290      11,830    12,839.9     13,693.5
Energy and Infrastructure(1)                                   325          525         401       343.1        764.7
Environment(1)                                                 274          314         349       365.6        367.2
Executive Offices                                               31           37          36        35.6         35.9
Finance(1)                                                     578          564         455       571.4        669.6
Francophone Affairs, Office of                                   4            4           5         5.5          5.1
Government Services(1)                                         749          978         950     1,093.1      1,313.4
Health and Long-Term Care                                   17,797       19,119      20,373    21,776.0     22,955.4
   Hospitals' Net Expense                                   14,816       16,145      17,381    18,567.4     19,214.4
Health Promotion                                               290          391         364       379.0        395.9
International Trade and Investment                              40           48          55        67.2         72.2
Labour                                                         141          146         170       167.0        174.1
Municipal Affairs and Housing(1)                               926          843         744       751.7        703.9
Natural Resources                                              626          731         794       788.6        788.2
Northern Development and Mines                                 332          314         341       349.9        378.4
Research and Innovation(1)                                     332          316         301       313.5        482.7
Revenue                                                        442          563         554       593.1        821.2
Small Business and Consumer Services                            39           39          46        47.1         48.8
Tourism                                                        210          204         234       183.4        216.4
Training, Colleges and Universities(1)                       3,509        4,115       4,384     4,657.6      4,736.7
   Colleges' Net Expense(1)                                  1,185        1,273       1,403     1,445.7      1,549.5
Transportation(1)                                            1,795        1,787       1,892     2,032.1      2,112.6
Interest on Debt(2)                                          9,019        8,831       8,914     8,854.0      9,301.0
Other Expense(1)                                             4,369        3,813       7,490     2,909.6      9,821.1
Year-End Savings(3)                                              -            -           -           -     (1,150.0)
                                                      ---------------------------------------------------------------
Total Expense                                               83,927       88,128      96,522    97,317.1    108,880.0
---------------------------------------------------------------------------------------------------------------------
1    Details on other ministry expense can be found in Table 26, Other Expense.
2    Interest  on debt is net of interest  capitalized  during  construction  of tangible capital assets of $78 million in 2009-10.
3    As in past years,  the  Year-End  Savings  provision  reflects  anticipated underspending that has historically  arisen at year-end due to factors such as program efficiencies, and changes in project startups and implementation plans.
Note: Numbers may not add due to rounding.
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Other Expense                                                                                            Table 26
($ Millions)
---------------------------------------------------------------------------------------------------------------------
Ministry Expense                                             2005-06     2006-07      Actual     Interim        Plan
                                                                                     2007-08     2008-09     2009-10
                                                        -------------------------------------------------------------
Aboriginal Affairs
   One-Time Expense for the First Nations Gaming                   -           -         201           -           -
      Agreement
Agriculture, Food and Rural Affairs
   One-Time Extraordinary Assistance                             125         259         274           -           -
   Time-Limited Assistance                                       157          19          76        15.7       164.0
Culture
   One-Time Investments                                            -           -          57           -           -
Economic Development
   One-Time Investments                                            -           -         152           -           -
Education
   Teachers' Pension Plan(1)                                     295         345         342        49.0       259.0
Energy and Infrastructure
   Capital Contingency Fund                                        -           -           -           -       200.0
   One-Time Investments in Municipal Infrastructure                -         140         450           -           -
   Time-Limited Investments in Infrastructure                      -           -           -           -     2,647.3
Environment
   One-Time Investments                                            -           -           -        68.5           -
Finance
   Investing in Ontario Act Investments                            -           -       1,149           -           -
   Ontario Municipal Partnership Fund                            714         758         907       905.4       782.9
   Operating Contingency Fund                                      -           -           -       250.0     3,210.0
   Power Purchases                                               803         863         929       936.0       964.1
Government Services
   Pension and Other Employee Future Benefits                    729         557         531       685.0       932.0
Municipal Affairs and Housing
   One-Time Investment in Municipal Social Housing Stock           -           -         100           -       352.2
Research and Innovation
   One-Time Investments                                            -           -          87           -        20.0
Training, Colleges and Universities
   Time-Limited Investments - Training, Colleges and               -           -         699           -       212.4
      Universities
   Time-Limited Investments - Colleges' Net Expense                -           -           -           -        77.3
Transportation
   One-Time Transit and Infrastructure Investments             1,546         872       1,536           -           -
                                                        -------------------------------------------------------------
Total Other Expense                                            4,369       3,813       7,490     2,909.6     9,821.1
---------------------------------------------------------------------------------------------------------------------
1    Numbers reflect PSAB pension expense.  Ontario's matching  contributions to the plan grow from $740 million in 2005-06 to $1,070 million in 2008-09 and
     $1,249 million in 2009-10.
Note: Numbers may not add due to rounding.
---------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Infrastructure Expenditures                                                                              Table 27
($ Millions)
----------------------------------------------------------------------------------------------------------------------
                                                                    2009-10 Plan                        2010-11 Plan
                                     Total    ------------------------------------------------------------------------
                            Infrastructure                        Transfers and          Total             Total
                              Expenditures      Investment in    Other Expenditures   Infrastructure   Infrastructure
Sector                     2008-09 Interim     Capital Assets   on Infrastructure(1)   Expenditures     Expenditures
                           ------------------ ----------------- ------------------- ----------------- ----------------
Transportation
   Transit                           1,204.0           1,316.0               371.1           1,687.1          1,505.9
   Highway Construction              1,460.7           1,718.3                 0.0           1,718.3          2,034.2
   Windsor Gateway                     157.3             186.9                60.2             247.1            715.0
   Other                               375.8             524.5                51.5             576.0            558.9
   Transportation(2)
Health
   Hospitals                         1,753.2           2,542.8                 0.0           2,542.8          3,438.0
   Other Health                        325.5             468.2               166.4             634.6            474.3
Education
   School Boards                     1,413.6           1,473.6                30.0           1,503.6          1,608.1
   Colleges                            276.6             239.9                 0.0             239.9            248.1
   Universities                         50.0               0.0               105.6             105.6             72.7
Water/Environment                      285.4              37.1               221.9             259.0            274.2
Municipal and Local                    267.9              19.5               399.0             418.5            431.5
   Infrastructure(3)
Justice                                393.9             318.6                37.1             355.6            819.3
Other                                  572.5           1,066.1               810.9           1,877.0          2,350.4
New Short-Term Stimulus                  0.0             702.0             2,728.6           3,430.6          3,449.8
   Investments
                           ------------------ ----------------- ------------------- ----------------- ----------------
Total                                8,536.3          10,613.5             4,982.2          15,595.7         17,980.3
Less: Other Partner                    706.5             501.0                 0.0             501.0            526.0
   Funding(4)
                           ------------------ ----------------- ------------------- ----------------- ----------------
Total Excluding Partner              7,829.8          10,112.5             4,982.2          15,094.7         17,454.3
   Funding
Less: Flow-Throughs(5)                 215.4             613.3             1,776.7           2,390.0          2,693.2
                           ------------------ ----------------- ------------------- ----------------- ----------------
Total Provincial                     7,614.4           9,499.2             3,205.5          12,704.7         14,761.1
   Expenditure
----------------------------------------------------------------------------------------------------------------------
1    Mainly  consists of transfers for capital  purposes to  municipalities  and universities,  and expenditures for capital repairs. These expenditures are included in the Province's total expense in Table 25.
2    Other transportation  includes planning activities,  property  acquisition, and  other  infrastructure  programs  (e.g.,  municipal/local  roads/remote airports).
3    Municipal and local water and  wastewater  infrastructure  investments  are included in the  Water/Environment  sector. 4 Third-party  contributions to capital  investment  in the  consolidated  sectors  (schools,  colleges and
     hospitals).   (5)  Mostly   federal   government   transfers   for  capital
     investments.
Note: Numbers may not add due to rounding.
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
Ten-Year Review of Selected Financial and Economic Statistics
($ Millions)
----------------------------------------------------------------------------------------------------------------------

                                                                             2000-01          2001-02         2002-03(1)
                                                                     -------------------------------------------------
Financial Transactions
Revenue                                                                       66,294           66,534          68,891
Expense
   Programs                                                                   53,519           55,822          59,080
   Interest on Debt                                                           10,873           10,337           9,694
                                                                     -------------------------------------------------
Total Expense                                                                 64,392           66,159          68,774
Reserve                                                                            -                -               -
                                                                     -------------------------------------------------
Surplus/(Deficit)                                                              1,902              375             117
----------------------------------------------------------------------------------------------------------------------
Net Debt(3,4)                                                                132,496          132,121         132,647
Accumulated Deficit(5)                                                       132,496          132,121         118,705
----------------------------------------------------------------------------------------------------------------------
Gross Domestic Product (GDP) at Market Prices                                440,759          453,701         477,763
Personal Income                                                              347,653          361,187         369,420
----------------------------------------------------------------------------------------------------------------------
Population — July (000s)                                                      11,683           11,897          12,091
Net Debt per Capita (dollars)                                                 11,341           11,106          10,971
Personal Income per Capita (dollars)                                          29,756           30,360          30,553
----------------------------------------------------------------------------------------------------------------------
Total Expense as a per cent of GDP                                              14.6             14.6            14.4
Interest on Debt as a per cent of Revenue                                       16.4             15.5            14.1
Net Debt as a per cent of GDP                                                   30.1             29.1            27.8
Accumulated Deficit as a per cent of GDP                                        30.1             29.1            24.8
----------------------------------------------------------------------------------------------------------------------

(1)  Starting in 2002-03,  investments in major tangible capital assets owned by the Province (land, buildings, and transportation infrastructure) have been capitalized  and amortized to expense over their useful lives.  Starting in
     2009-10, investments in minor tangible capital assets owned by the Province
     (information  technology  infrastructure  and systems,  vehicles and marine fleet and aircraft) will also be capitalized and amortized to expense.  All capital assets owned by consolidated  organizations are being accounted for in a similar manner.

(2)  Starting in 2005-06,  the  Province's  financial  reporting was expanded to include hospitals, school boards and colleges using one-line consolidation.
     Total expense  prior to 2005-06 has not been  restated to reflect  expanded reporting.

(3)  Net Debt is calculated as the difference between  liabilities and financial assets.  The annual change in Net Debt is equal to the  surplus/deficit  of the Province plus the change in tangible capital assets;  the change in net assets of hospitals,  school boards and colleges;  and,  effective April 1,
     2007, the change in the fair value of the Ontario Nuclear Funds.

(4)  Net Debt is restated  in 2003-04,  2004-05 and 2005-06 to reflect the value of hydro corridor lands transferred to the Province from Hydro One Inc.

(5)  Accumulated Deficit is calculated as the difference between liabilities and
     total  assets,   including  tangible  capital  assets  and  net  assets  of hospitals, school boards and colleges. The annual change in the Accumulated
     Deficit is equal to the surplus/deficit  plus, effective April 1, 2007, the change in the fair value of the Ontario Nuclear Funds.  For fiscal 2005-06, the change in the  Accumulated  Deficit  includes the opening  combined net assets of hospitals,  school boards and colleges that were  recognized upon consolidation of these Broader Public Sector entities.  For fiscal 2006-07, the  change  in the  Accumulated  Deficit  includes  an  adjustment  to the unfunded liability of the Ontario Electricity Financial Corporation made at the beginning of the year. For fiscal 2007-08,  a $1.2 billion  decrease in the  Accumulated  Deficit  is  made up of $0.6  billion  in the  Province's operating surplus, with the remainder resulting from a change in accounting policy.  Under this  change,  Ontario  Nuclear  Funds  Agreement  funds are reported at fair value on Ontario  Power  Generation  Inc.  books and, upon consolidation, on the Province's consolidated financial statements.

Sources: Ontario Ministry of Finance and Statistics Canada.
----------------------------------------------------------------------------------------------------------------------

[Chart 15, pie chart: Composition of Revenue]

[Chart 16, pie chart: Composition of Total Expense]

[Chart 17, pie chart: Composition of Program Expense]

---------------------------------------------------------------------------------------------------------------------
                                                                                                         Table 28
---------------------------------------------------------------------------------------------------------------------
                                                                             Actual         Interim             Plan
          2003-04         2004-05       2005-06(2)         2006-07          2007-08         2008-09          2009-10(1)
---------------------------------------------------------------------------------------------------------------------

           68,400          77,841           84,225          90,397           97,122          93,427           95,980

           64,279          70,028           74,908          79,297           87,608          88,463           99,579
            9,604           9,368            9,019           8,831            8,914           8,854            9,301
---------------------------------------------------------------------------------------------------------------------
           73,883          79,396           83,927          88,128           96,522          97,317          108,880
                -               -                -               -                -               -            1,200
---------------------------------------------------------------------------------------------------------------------
           (5,483)         (1,555)             298           2,269              600          (3,890)         (14,100)
---------------------------------------------------------------------------------------------------------------------
          138,816         140,921          141,928         141,100          142,418         149,357          169,830
          124,188         125,743          109,155         106,776          105,617         109,507          123,607
---------------------------------------------------------------------------------------------------------------------
          493,081         516,106          536,844         559,778          584,957         594,962          580,703
          381,127         400,994          419,078         441,338          464,257         483,344          486,138
---------------------------------------------------------------------------------------------------------------------
           12,242          12,391           12,528          12,665           12,794          12,929           13,051
           11,339          11,373           11,328          11,141           11,132          11,552           13,013
           31,132          32,363           33,450          34,846           36,288          37,384           37,250
---------------------------------------------------------------------------------------------------------------------
             15.0            15.4             15.6            15.7             16.5            16.4             18.7
             14.0            12.0             10.7             9.8              9.2             9.5              9.7
             28.2            27.3             26.4            25.2             24.3            25.1             29.2
             25.2            24.4             20.3            19.1             18.1            18.4             21.3
---------------------------------------------------------------------------------------------------------------------

     Support from Gaming for Health Care, the Ontario Trillium Foundation and
     Communities

     Provincial  proceeds from gaming activities  continue to support Provincial priorities,  including the  operation and support of hospitals,  charities, amateur sports, communities and the agricultural sector.

     ----------------------------------------------------------------------------------------------------------------
     Support for Health Care, Charities, and Problem Gambling and Related Programs                        Table 29
     ($ Millions)
     ----------------------------------------------------------------------------------------------------------------
                                                                                            Interim             Plan
                                                                                            2008-09          2009-10
                                                                                  -----------------------------------
     Revenue from Lotteries, Charity Casinos and Slot Machines at Racetracks:
        Operation of Hospitals                                                                1,567            1,634
        Ontario Trillium Foundation                                                             110              120
        Problem Gambling and Related Programs                                                    39               40
        Ontario Amateur Sports                                                                   10               10
     Revenue from Commercial Casinos:
        General Government Priorities                                                           169              162
                                                                                  -----------------------------------
     Total                                                                                    1,895            1,966
     ----------------------------------------------------------------------------------------------------------------
     Sources: Ontario Ministries of Energy and Infrastructure, and Finance.
     ----------------------------------------------------------------------------------------------------------------

     Revenue from Lotteries, Charity Casinos and Slot Machines at Racetracks

     The Ontario  Lottery and Gaming  Corporation  Act,  1999  requires that net
     Provincial revenue generated from lotteries,  charity casinos and racetrack slot machines support services such as the operation of hospitals,  problem gambling and related programs,  amateur sports,  and funding for charitable and not-for-profit organizations through the Ontario Trillium Foundation.

     An estimated $1,634 million in net revenue from lotteries,  charity casinos and slot machines at racetracks will be applied to support the operation of hospitals in 2009-10.

     In 2009-10,  the Ontario  Trillium  Foundation will receive $120 million to
     help  build  strong  and  healthy  communities  through   contributions  to
     charitable and not-for-profit organizations in the arts and culture, sports and recreation, human and social services, and environment sectors.

     Two per cent of gross  slot-machine  revenue,  estimated at $40 million for
     2009-10,  is  allocated  for problem  gambling  prevention,  treatment  and research programs.

     The Quest for Gold lottery will provide an estimated $10 million in 2009-10
     for  direct  financial  support  to  Ontario's   high-performance   amateur
     athletes.

     Benefits from Commercial Casinos

     In 2009-10,  net Provincial revenue from commercial  casinos,  estimated at
     $162  million,  will be  used to  support  general  government  priorities, including health care, education and public infrastructure.  In addition to the support for general government priorities, commercial casino operations support  approximately  11,600  direct jobs in Ontario  and  provide  vital
     tourism  and  economic   development   attractions  for  their   respective
     communities.

     Other Beneficiaries of Charity Casinos and Slot Machines at Racetracks

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Support for Agricultural Sector and Municipalities                Table 30
($ Millions)
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                                                       Interim          Plan
                                                       2008-09       2009-10
                                                -----------------------------
Agricultural Sector(1)                                     345           349
Municipalities                                              79            81
                                                -----------------------------
Total                                                      424           430
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(1)  The  agricultural  sector's  share of  racetrack  slot-machine  revenue and municipalities'  share of  slot-machine  revenue  from  charity  casinos or racetrack slot facilities is received directly from the Ontario Lottery and
     Gaming Corporation.
Source: Ontario Ministry of Energy and Infrastructure.
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     Approximately 20 per cent of gross revenue from slot machines at racetracks is used to promote the economic growth of the horse-racing industry.  Since
     1998,  this  initiative has provided over $2.6 billion to the  horse-racing industry in Ontario, a key component of the Province's agricultural sector.
     For 2009-10, additional support is estimated at $349 million.

     A portion  of gross  slot-machine  revenue,  estimated  at $81  million  in
     2009-10,  will be provided to municipalities  that host charity casinos and slot  operations  at  racetracks.  These  revenues  will help offset  local infrastructure and service costs.